                                                Filed pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT                           Registration No. 333-83239

TO PROSPECTUS DATED AUGUST 18, 1999

                                7,000,000 SHARES

                                     [LOGO]

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                  COMMON STOCK
                         ------------------------------

This is a public offering of 7,000,000 shares of common stock of Globalstar Telecommunications Limited.

Our common stock is traded on the Nasdaq National Market under the symbol "GSTRF." On January 26, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $37.25 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE S-4 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                                                                   PER SHARE          TOTAL
                                                                   ---------       ------------
Public offering price.......................................        $35.000        $245,000,000
Underwriting discount.......................................        $ 1.575        $ 11,025,000
Proceeds, before expenses, to us............................        $33.425        $233,975,000

                         ------------------------------

The underwriters may, under certain circumstances, purchase up to an additional 1,050,000 shares of common stock from us at the public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York on February 1, 2000.
                         ------------------------------

BEAR, STEARNS & CO. INC.
                          BANC OF AMERICA SECURITIES LLC
                                                       LEHMAN BROTHERS
C.E. UNTERBERG, TOWBIN
                              ING BARINGS
                                           CREDIT LYONNAIS SECURITIES (USA) INC.

           The date of this prospectus supplement is January 26, 2000

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is only a general summary of some of the information contained in this prospectus supplement. You should read the entire prospectus supplement, our base prospectus dated August 18, 1999, and the documents incorporated by reference before making an investment decision. The information in this prospectus supplement replaces any inconsistent information in the base prospectus attached hereto. Globalstar Telecommunications Limited is referred to in this prospectus supplement as "we," "our," "us," or "GTL." Globalstar, L.P. is referred to as "Globalstar," and Loral Space and Communications Ltd. is referred to as "Loral."

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

OUR COMPANY

     We are a general partner, owning, as of December 31, 1999, and after giving effect to this offering, approximately 38.4% of Globalstar, which is now commencing operations of its global telecommunications network. We operate as a holding company to permit public equity ownership interest in Globalstar. Our sole asset consists of our partnership interests in Globalstar.

     Loral, one of the world's leading satellite companies, is one of the founders of, and, through a subsidiary, serves as the managing general partner of, Globalstar.

GLOBALSTAR

     Globalstar owns and operates a satellite constellation that forms the backbone of a global telecommunications network designed to serve virtually every populated area of the world. Globalstar's network, which we refer to as the Globalstar system, uses Qualcomm's patented CDMA technology to provide high-quality mobile and fixed telephone service to customers who live, work or travel beyond the reach of adequately developed communications networks. Qualcomm has agreed that Globalstar will be the only provider of mobile satellite services to which it will license its patented CDMA technology.

     Globalstar's service provider partners, who are experienced telecommunications companies, are actively launching, or preparing to launch, service in key markets worldwide. Globalstar and its service provider partners have also begun intensive marketing campaigns and are adopting multifaceted, locally oriented marketing strategies to serve their markets. Under Globalstar's agreements with its service providers, these partners are the exclusive providers of Globalstar service within their assigned territory and will retain their exclusivity as long as they meet minimum performance goals. Under these agreements, Globalstar acts as a wholesaler of capacity on its space segment to its service providers. Globalstar has assigned the largest service territories to its founding strategic partners, including France Telecom, Vodafone AirTouch, ChinaSat, Elsacom and Dacom.

     The Globalstar system is now commencing operations through ten gateways which cover 58 countries. By the end of the first quarter of 2000, 18 gateways are scheduled to be in operation, covering 79 countries and by the end of the second quarter of 2000, we expect a total of 22 gateways to be in service, covering 86 countries.

     Globalstar service providers are now providing billable service in 11 countries, including Austria, Brazil, Canada, Greece, Italy, South Korea, Switzerland and the United States. By the end of the first quarter 2000, service providers plan to have billable services available in 61 additional countries, including Argentina, Australia, Chile, China, Mexico, Russia, South Africa and the principal nations of both Eastern and Western Europe. By the end of the second quarter of 2000, a total of 82 countries are expected to be in billable operations.

     The Globalstar system is designed to offer a cost-effective communications solution for areas underserved or unserved by existing telecommunications infrastructures. Globalstar mobile phones are simple to use -- just like ordinary cellular telephones -- and are among the smallest, lightest and least expensive satellite phones currently available. These phones are multimode, functioning as cellular phones where terrestrial cellular service is available and as satellite phones where cellular service is not available. Globalstar phones provide this multimode capability without separate modules or plug-ins. Globalstar pay phones and fixed wireless phones for business and residential use provide basic telephone service in rural villages and at remote industrial and residential sites.

     Globalstar phones have familiar features such as phone book, voicemail, short messaging service, and, in some service areas, call forwarding. Globalstar plans to introduce additional features this year, including data calls, Internet access, email and fax capability, caller ID and position location. Globalstar's utilization of Qualcomm's CDMA technology should enable it to swiftly adopt future improvements as this industry-leading wireless technology evolves. In addition, because the intelligence of the Globalstar system is located on the ground, future enhancements are easily implemented.

     Globalstar's full constellation of 48 satellites is in orbit and functioning. Based on our experience to date, we expect Globalstar satellites to have a useful life of 10 years, rather than our original expectation of 7 1/2 years. The Globalstar satellites use a simple, traditional "bent pipe" design, amplifying and reflecting received signals directly back to earth, with no intersatellite links. Gateways owned and operated by Globalstar service providers then connect customer calls through the existing public telephone network. As a result, the Globalstar system will complement and extend, rather than bypass, the existing telephone network infrastructure. Globalstar is in the process of completing a period of intensive user trials in which over one million calls have been placed under a variety of conditions, including simulations of full capacity utilization. Trial users rated call quality equal to, or better than, digital cellular connections.

     According to industry sources, more than 80% of the world's land mass is not covered by cellular service. Globalstar believes, based on market research, that its addressable market -- those who live, work or regularly travel to areas underserved or unserved by existing telecommunications infrastructure and who desire and have the ability to pay for telephone service such as that offered by Globalstar -- is approximately 40 million potential customers. We expect that Globalstar's first generation system will have a system capacity of approximately 7 million subscribers, less than one fifth of Globalstar's potential addressable market. In fact, because of the limited spectrum available for use by mobile satellite services like Globalstar, the combined capacity of Globalstar and the other existing and announced mobile satellite service systems are capable of serving only a portion of this market.

     Globalstar's original consortium of 12 leading international telecommunications service providers and manufacturers has grown into an international organization with marketing channels in 125 countries and agreements with over 220 local service providers. Globalstar-supported cooperative advertising is creating brand awareness globally and within selected market segments, while sales channels are focused both on the mass market as well as targeted market segments, including:

        - government, including police, emergency and military users;

        - commercial freight and fishing vessels, cruise ships and recreational boats;

        - truck drivers and business travellers;

        - the forestry, mining, oil and gas and other natural resource industries;

        - wilderness guides and outdoor enthusiasts;

        - agribusiness; and

        - utilities.

     Our service providers have an existing customer base of more than 100 million cellular customers from which they intend to identify for direct marketing efforts those who work in, or frequently travel to, or through, areas without cellular service.

                                  THE OFFERING

Common stock offered by us....   7,000,000 shares

Common stock to be outstanding
after the offering............   95,792,956(1) shares

Use of proceeds...............   We will use the net proceeds from this offering
                                 to purchase ordinary partnership interests in Globalstar. Globalstar will, in turn, use the proceeds from its offering for general corporate purposes, including:

                                  - to accelerate beyond planned efforts for the
                                    roll-out of Globalstar service through
                                    increased support for service provider
                                    marketing activities and the funding of
                                    promotional discounts;

                                  - development of new service features; and

                                  - possible repayment of debt.

Nasdaq National Market
symbol........................   GSTRF

     Unless we indicate otherwise, the information in this prospectus supplement assumes the underwriters will not exercise their over-allotment option.
------------------------

(1) Does not include shares of our common stock issuable upon exercise of options and warrants and upon conversion of our convertible preferred stock. See "Risk Factors -- Securities convertible into substantial amounts of our common stock are outstanding."

                                  RISK FACTORS

     Before you invest in our common stock, you should carefully consider the following risks.

THE GLOBALSTAR SYSTEM HAS JUST COMMENCED OPERATIONS AND WE CANNOT PREDICT CUSTOMER DEMAND FOR THE SERVICE.

     Since telephone systems using low-earth orbit satellites are a new commercial technology, we cannot predict demand for Globalstar's service. The first company to launch service in this industry, Iridium L.L.C., filed for bankruptcy in August 1999. If Globalstar fails to generate sufficient cash flow from operations through the marketing efforts of its service providers, it will be unable to fund its operating costs or service its debt.

GLOBALSTAR DEPENDS ON SERVICE PROVIDERS TO MARKET ITS SERVICE AND IMPLEMENT IMPORTANT PARTS OF ITS SYSTEM AND ON OTHER THIRD PARTIES TO COMPLETE ITS SYSTEM.

     Globalstar depends on independent service providers to supply ground equipment and user terminals and to market Globalstar service in each country where it plans to operate, and we cannot be sure that these service providers will be successful. We expect that these service providers will operate in 125 countries, many of which have developing economies. Globalstar's strategy of focusing on areas that lack basic telephone service exposes it to the risk that customers in these countries will not be able to afford the service.

     Globalstar currently has no service provider for several important regions and countries, including India, Malaysia, Indonesia, the Philippines and other parts of Southeast Asia. If Globalstar cannot enlist suitable service providers in these territories, it will not be able to offer service in those areas.

     Globalstar service providers could fail to: obtain local partners; acquire, install or adequately maintain and operate the Globalstar gateways; or obtain the regulatory licenses needed for service in their countries. If Globalstar is unable to offer service in any particular region or country, it will not benefit from the potential demand in that region or country.

     Some Globalstar partners and other third parties are building parts of the Globalstar system. The failure of these partners or other parties to perform as expected could delay the roll-out of Globalstar's commercial service and increase Globalstar's costs.

GLOBALSTAR FACES RISKS INHERENT IN FOREIGN OPERATIONS.

     Globalstar expects that most of its business will be conducted outside the United States. International operations are subject to changes in domestic and foreign government regulations and telecommunications standards, tariffs or taxes and other trade barriers. Political, economic or social instability or other developments, including currency fluctuations, could also adversely affect Globalstar's operations. In addition, Globalstar's contracts may be governed by foreign law or enforceable only in foreign jurisdictions. As a result, Globalstar may find it hard to enforce its rights under these agreements if there is a dispute.

GLOBALSTAR HAS SUBSTANTIAL DEBT THAT CONTAINS COVENANTS RESTRICTING ITS ACTIVITIES.

     Globalstar has $1.45 billion principal amount of senior notes outstanding as of December 31, 1999. Globalstar also has an undrawn $250 million credit facility, which it expects to draw down, expiring on June 30, 2000. In addition, Globalstar has incurred and expects to incur an aggregate of approximately $800 million of vendor financing and payment deferrals, the terms for $400 million of which are being finalized. Globalstar established a $500 million credit facility on August 5, 1999 that is comprised of a

$100 million three-year revolving credit facility, a $100 million three-year term loan and a $300 million four-year term loan. Payments of principal are required at various times during the existence of the facility, with the first payment due January 15, 2001. As of December 31, 1999, $400 million of term loans were outstanding under this credit facility. Globalstar will depend on its cash flow from future operations to service this debt. Any failure to develop a revenue stream quickly may adversely affect Globalstar's ability to service these debt obligations.

     Covenants contained in the credit agreements, the indentures governing the senior notes and future debt instruments will limit Globalstar's options for dealing with business issues. The credit agreements, indentures and future debt instruments will also limit Globalstar's ability to pay dividends on its partnership interests. If the credit agreements' guarantees expire, their financial covenants will impose additional limitations on Globalstar's ability to incur new debt. We cannot be sure that these restrictions and Globalstar's debt will not materially and adversely affect Globalstar's ability to finance its future operations or capital needs or to engage in other business activities. They may also require Globalstar to issue equity on terms which dilute our existing shareholders.

     A failure to comply with the terms of the credit agreements, the indentures or other agreements could result in an event of default under those agreements. This in turn could permit acceleration of the related debt and result in a default under other debt instruments.

     Because we are a general partner of Globalstar, we are jointly and severally liable with the other general partner for the recourse debt and other recourse obligations of Globalstar to the extent Globalstar is unable to pay such debts.

GLOBALSTAR MAY REQUIRE ADDITIONAL FINANCING.

     Globalstar will require additional financing if service revenues are insufficient to cover cash interest, preferred dividends and operating costs estimated to be approximately $125 million per quarter for 2000 and to the extent Globalstar's $250 million credit facility cannot be extended. There can be no assurance that these funds will be available to Globalstar on favorable terms, if at all. In addition, financing in future periods will depend upon various factors that cannot be predicted or that may be beyond Globalstar's control, such as funds from operations, repayment of financing provided to the service providers, the maturity of debt and the ability to refinance.

GLOBALSTAR MAY ENCOUNTER DELAYS AND INCREASED COSTS.

     A number of factors may cause delay in Globalstar's achievement of revenues and positive cash flow. These factors, many of which are beyond Globalstar's control, include:

     - regulatory delays;

     - delays in integrating Globalstar's system into the land-based telecommunications networks;

     - delays in constructing additional gateways by service providers;

     - delays in integrating or testing the local ground segments of the system by Globalstar vendors;

     - inadequate marketing effort by service providers; and

     - slower-than-anticipated consumer acceptance.

GLOBALSTAR'S SATELLITES HAVE A LIMITED LIFE AND MAY FAIL PREMATURELY.

     Globalstar's satellites have performed well in orbit and have certain redundant systems in case of failure. However, in-orbit failure may result from various causes, including:

     - component failure;

     - loss of power or fuel;

     - inability to control positioning of the satellite;

     - solar and other astronomical events; and

     - space debris.

     Repair of satellites in space is not feasible. Factors that affect the useful lives of Globalstar's satellites include the quality of construction, gradual degradation of solar panels and the durability of components. Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. Because Globalstar has a large constellation and will have a number of spare satellites, Globalstar currently does not intend to insure its satellites against in-orbit failures.

     The first-generation Globalstar satellites were originally expected to operate for a minimum of seven and one-half years. We do not know how long the first generation constellation will actually last, although we now expect, based on the limited operational experience to date, a 10-year lifespan. Globalstar plans to use funds from operations and, possibly, proceeds from additional financings, to deploy a second generation of satellites. However, enough money might not be available when needed, leaving Globalstar without a second-generation constellation.

     Globalstar plans to launch four in-orbit spare satellites in February 2000. This launch, and any subsequent launches of replacement satellites, will be subject to the risk of launch failure.

GLOBALSTAR FACES SPECIAL RISKS BY DOING BUSINESS IN DEVELOPING MARKETS AND FACES CURRENCY RISKS.

     Globalstar's largest potential markets are in developing countries or regions that are substantially underserved and are not expected to be served by existing telecommunications systems. Developing countries are more likely than industrialized countries to experience market, currency and interest fluctuations and may have higher inflation. In addition, these countries present risks relating to government policy, price and wage, exchange control, tax related and social instability, expropriation and other economic, political and diplomatic conditions.

     Although Globalstar anticipates that it will receive payments from its service providers in U.S. dollars, limited availability of U.S. currency in some local markets may prevent a service provider from making payments in U.S. dollars. In addition, exchange rate fluctuations may affect Globalstar's ability to control the prices charged for its services.

GLOBALSTAR'S BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Globalstar's operations are and will continue to be subject to United States and foreign regulation. Globalstar's system must be authorized in each of the markets in which its service providers intend to provide service. Globalstar and its service providers may not be able to obtain or retain all regulatory approvals needed for operations. Regulatory changes, such as those resulting from judicial decisions and/or adoption of treaties, legislation or regulation in countries where Globalstar intends to operate, may also significantly affect Globalstar's business.

     Glonass, the Russian global navigation satellite system, operates worldwide in frequency bands adjacent to and including spectrum authorized for use by Globalstar and other systems for user uplinks. Glonass has proposed to migrate to lower frequencies. This migration could have an adverse effect on Globalstar's use of its authorized frequencies. While we do not expect this to have a material adverse effect upon Globalstar's capacity, Glonass's actions may reduce Globalstar's capacity in some markets.

GLOBALSTAR FACES INTENSE COMPETITION FROM BOTH DIRECT AND INDIRECT COMPETITORS, AND ADDITIONAL DIRECT COMPETITORS PLAN TO ENTER THE MARKET SOON.

     Iridium was the first low-earth-orbit satellite system to begin global personal telecommunications service. In its Chapter 11 bankruptcy proceedings, Iridium continues to operate and compete. If Iridium emerges from bankruptcy proceedings with a debt-free or reduced-debt capital structure and a viable business plan, it would be in a position to compete more effectively with Globalstar.

     ICO Global has proposed a similar worldwide system and has filed a request with the Federal Communications Commission to operate in the United States in a different frequency band than that used by Globalstar. Because ICO Global's investors include many state-owned telecommunications monopolies, ICO Global could receive preferential treatment in the local licensing process in those countries. While ICO Global, too, has filed for bankruptcy, an announced financing package from a group led by Craig McCaw makes it likely that ICO Global will complete its system and compete with Globalstar in the future.

     If Constellation Communications, Inc. and Mobile Communications Holdings, Inc., which have held licenses from the Federal Communications Commission since July 1997, attract financing, build their systems and begin operations, they will become direct competitors as well.

     In addition to competing for investment capital, subscribers and service providers in markets all over the world, the mobile satellite services systems, including Globalstar, also compete with each other for the limited spectrum available for mobile satellite services operations. CDMA systems such as Globalstar, Constellation and Mobile Communications Holdings permit multiple systems to operate within the same frequency band. To the extent that Globalstar is required to share this frequency band with these other systems, Globalstar's available capacity will be reduced.

     Existing fixed satellite systems, including those of American Mobile Satellite Corporation, Comsat Corporation's Planet-1, and Inmarsat, and proposed systems, including those of PT Asia Cellular Satellites and Thuraya, Satellite Communications Company, also provide, or are intended to provide, competing service on a regional basis at potentially lower costs.

     Technological advances and a continuing trend toward strategic alliances in the telecommunications industry could give rise to significant new competitors.

     Satellite-based telecommunications systems are characterized by high up-front costs and relatively low operating costs. Several systems are being proposed and, while the proponents of these systems believe that there will be significant demand for their services, actual demand will not become known until such systems are operational. If the capacity of Globalstar and competing systems exceeds demand, price competition could be intense.

NEW TECHNOLOGIES AND THE EXPANSION OF LAND-BASED SYSTEMS MAY REDUCE DEMAND FOR GLOBALSTAR'S SERVICE.

     The extension of land-based telecommunications services to regions currently underserved or not served by wireline or cellular services may reduce demand for Globalstar service in those regions. If these land-based telecommunications services are built more quickly than Globalstar anticipates, demand for Globalstar's service may be reduced sooner than Globalstar now assumes.

     Globalstar may also face competition in the future from companies using new technologies and new satellite systems. The space and communications industries are subject to rapid advances and innovations in technology. New technology could render Globalstar obsolete or less competitive by satisfying consumer demand in more attractive ways or through the introduction of incompatible standards. In addition, Globalstar depends on technologies developed by third parties, and we cannot be certain that these technologies will continue to be available to Globalstar on a timely basis or on reasonable terms.

GLOBALSTAR COULD FACE LIABILITY BASED ON ALLEGED HEALTH RISKS.

     There has been adverse publicity concerning alleged health risks associated with the use of portable hand-held telephones which have transmitting antennae. Because hand-held Globalstar telephones will use on average lower power to transmit signals than traditional cellular telephones, Globalstar does not believe that proposed new guidelines from the Federal Communications Commission will require any significant modifications of its system or of its hand-held telephones. Even so, we cannot be certain that these guidelines, or any associated health issues, will not have an adverse effect on Globalstar's business.

GLOBALSTAR RELIES ON KEY PERSONNEL.

     Globalstar needs highly qualified personnel. Except for Mr. Bernard L. Schwartz, our Chairman and Chief Executive Officer and the Chief Executive Officer and Chairman of the General Partners' Committee of Globalstar, none of our or Globalstar's officers has an employment contract with us, Globalstar or its managing general partner. In addition, neither we nor Globalstar maintains "key man" life insurance. The departure of any of the key executives could have an adverse effect on Globalstar's business.

THE YEAR 2000 PROBLEM COULD CAUSE COMPLICATIONS.

     As of the date of this prospectus supplement, Globalstar's computer systems and software programs are functioning properly. However, there is still a possibility that some computer systems and software programs may not function properly later in the year 2000 and beyond because of a once common programming standard which used two digits instead of four digits to signify a year. This problem is often referred to as the "Year 2000" problem.

     If Globalstar is unable to fix a serious Year 2000 problem, there could be an interruption or failure of Globalstar's operations. Likewise, if Globalstar's suppliers or service providers are unable to fix a material Year 2000 problem, a resulting interruption or failure of their business could hurt Globalstar, as would a failure of the public telephone network in any country where Globalstar operates.

GLOBALSTAR AND OTHER COMPANIES INVOLVED IN GLOBALSTAR'S SYSTEM HAVE POTENTIAL CONFLICTS OF INTEREST WHICH COULD RESULT IN DECISIONS ADVERSE TO GLOBALSTAR'S INTERESTS.

     Potential conflicts of interest include the following:

     - Globalstar partners, or their affiliates, are suppliers of the major parts of the Globalstar system. They also manufacture the system elements which will be sold to service providers and subscribers.

     - Globalstar is dependent upon the management skills of Loral and technologies developed by Loral and others.

     - Partners and affiliates of Globalstar, including companies affiliated with or controlled by Loral, will be among Globalstar's main customers. Accordingly, they may have conflicts of interest with respect to the terms of Globalstar's service provider agreements.

     - If Globalstar is unable to offer its service to a service provider on competitive terms in a particular country or region, the service provider, which may be a partner of Globalstar's, may act as a service provider to a competing system in that region or country while at the same time serving as a Globalstar service provider in other markets.

     - Globalstar is currently managed by a committee of its general partners, a majority of the representatives on which may be designated by Loral, which in turn owns Space Systems/Loral, Inc., a prime contractor of Globalstar.

A CHANGE OF CONTROL OF GTL OR REDUCTION IN GTL'S OWNERSHIP OF GLOBALSTAR COULD RESULT IN GTL HAVING TO PAY ADDITIONAL TAXES AND BECOMING SUBJECT TO ONEROUS REQUIREMENTS UNDER THE INVESTMENT COMPANY ACT.

     If either of the following occurs, we will become a limited partner in Globalstar and will no longer appoint representatives to serve on its committee of general partners:

     - a change of control of GTL at a time when GTL owns less than 50% of the Globalstar partnership interests outstanding, including changes in GTL's board of directors; or

     - a sale or other disposition of partnership interests following which our equity interest is reduced to less than 5%, without prior approval by the managing general partner of Globalstar or by the limited partners of Globalstar.

     If we were to become a limited partner in Globalstar, we could be deemed to be an investment company under the Investment Company Act of 1940. If this happened, we would become subject to the registration and other requirements of that law. In order to register, we might be required to reincorporate as a domestic U.S. corporation and would thereafter be subject to U.S. tax on our worldwide income. We currently intend to conduct our operations so as to avoid being deemed an investment company under the Investment Company Act.

THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since we are a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if we were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against us or our officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

PRICES OF OUR COMMON STOCK MAY BE VOLATILE.

     Many things that we cannot predict or control may affect the price of our common stock. Risks associated with the deployment and operation of satellite systems, in particular, may cause sudden changes in the price. For example, on September 10, 1998 the price of our common stock closed almost 40% below the closing price of the previous day, after news of the Zenit 2 rocket launch failure in which 12 of Globalstar's satellites were destroyed.

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SECURITIES CONVERTIBLE INTO SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK ARE
OUTSTANDING.

     As of January 26, 2000, 88,792,956 shares of our common stock were outstanding. In addition:

     - Globalstar partners have the right, exercisable over many years, to exchange their partnership interests for about 153,528,625 shares of common stock;

     - holders of outstanding warrants issued in connection with Globalstar's
       11 3/8% senior notes have the right to exercise them for 3,867,234 shares of our common stock at an exercise price of $17.394 per share;

     - in connection with their guarantee of Globalstar's $500 million credit facility, Loral and certain of its subsidiaries have warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of our common stock) at an exercise price of $91.00 per partnership interest (equivalent to $22.75 per share of GTL common stock);

     - in connection with its provision of $500 million of vendor financing to Globalstar (for which the terms of $400 million are still being finalized), Qualcomm is expected to receive a number of warrants to purchase Globalstar partnership interests comparable to those received by Loral pursuant to Loral's guarantee of Globalstar's $500 million credit facility;

     - Globalstar employees and directors have options to buy 4,628,500 shares of our common stock, at exercise prices ranging from $4.16 to $30.28 per share;

     - under our stock option plan, we may in the future grant employees' options to purchase as many as 286,600 shares of our common stock;

     - in connection with service provider arrangements in China under which China Telecommunications Broadcast Satellite Corporation agreed to act as the sole distributor of Globalstar service in China, China Telecom has an option to acquire 937,500 Globalstar partnership interests (equivalent to approximately 3,750,000 shares of our common stock) for $18,750,000 after commencement of service; and

     - 4,396,295 shares of our Series A preferred stock are outstanding and are convertible into 9,451,837 shares of our common stock and 3,000,000 shares of our Series B preferred stock are outstanding and are convertible into 5,778,810 shares of our common stock.

     Sales of significant amounts of our common stock to the public, or the perception that those sales are imminent, could adversely affect the price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Some things in this prospectus, or incorporated by reference in this prospectus, are known as "forward-looking statements," as that term is used in
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.

     When we or Globalstar use the words "believe," "intend," "expect," "may," "will," "should," "anticipate" or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called "Risk Factors." Those are representative of factors that could affect the outcome of the forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds of this offering will be $233.5 million, or $268.5 million if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses payable by us. We will use the net proceeds of this offering to purchase 1,728,395 ordinary partnership interests in Globalstar or 1,987,654 ordinary partnership interests if the underwriters' overallotment option is exercised in full.

     Without giving effect to this offering, as of December 31, 1999, Globalstar had cash on hand and available bank borrowing capacity of approximately $524 million, including an undrawn credit facility of $250 million expiring June 30, 2000. Globalstar's management estimates that its cash operating expenses, interest and preferred dividends for 2000 will be $125 million per quarter (approximately half of which is for cash interest and preferred dividends). In addition, $200 million will be required for capital expenditures and repayment of vendor financing. Globalstar's management believes that its current financial resources, together with anticipated cash from operations and an anticipated extension of the $250 million credit facility, will be sufficient for such purposes.

     Accordingly, Globalstar intends to use the offering proceeds for other general corporate purposes, which may include:

        - to accelerate beyond planned efforts for the roll-out of Globalstar service through increased support for service provider marketing activities and the funding of promotional discounts;

        - development of new service features; and

        - possible repayment of debt.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "GSTRF." The following table lists, for the periods indicated, the range of high and low sales prices for the common stock as reported on the Nasdaq National Market. The sale prices for the common stock have been adjusted to reflect the two-for-one stock split we issued on June 8, 1998, to shareholders of record as of May 29, 1998 and the two-for-one stock split we issued on May 28, 1997 to shareholders of record as of May 12, 1997.

                                                              HIGH        LOW
                                                              ----        ---
1997
  First Quarter.............................................  $17 13/16   $12 1/2
  Second Quarter............................................  $16 3/4     $11 7/8
  Third Quarter.............................................  $26 3/4     $13 1/2
  Fourth Quarter............................................  $29 3/4     $19 1/2
1998
  First Quarter.............................................  $37 1/8     $19
  Second Quarter............................................  $36 1/8     $25 3/4
  Third Quarter.............................................  $28 1/8     $ 9 5/8
  Fourth Quarter............................................  $22 1/8     $ 8 5/16
1999
  First Quarter.............................................  $24 1/2     $12 5/8
  Second Quarter............................................  $24 1/2     $13 1/2
  Third Quarter.............................................  $33         $20 1/2
  Fourth Quarter............................................  $49 1/2     $19
2000
  First Quarter (through January 26, 2000)..................  $53 3/4     $32

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and capitalization of GTL and Globalstar as of September 30, 1999, (i) on an unaudited historical basis, (ii) on an unaudited pro forma basis to give effect to (a) with respect to GTL, the conversion in November 1999 of 2,603,605 shares of GTL's Series A preferred stock into 5,597,633 shares of GTL common stock, and the issuance of 924,324 shares of GTL's common stock in connection with the conversion as a make-whole dividend payment, (b) with respect to Globalstar, the corresponding conversion of 2,603,605 Series A preferred partnership interests into 1,382,124 ordinary partnership interests and the issuance of 231,081 ordinary partnership interests as a make-whole distribution payment, and (c) the sale of 3,000,000 shares of GTL's Series B preferred stock and the related purchase of Series B preferred partnership interests of Globalstar in December 1999 and (iii) on an unaudited pro forma as adjusted basis to give effect to this offering after deducting the underwriting discount and estimated offering expenses payable by us.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  AS OF SEPTEMBER 30, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            ---------   ----------   -----------
Shareholders' equity:
  Preference shares, $.01 par value, 20,000,000 shares
     authorized:
     8% Series A convertible redeemable preferred stock
       (6,999,900 outstanding actual and 4,396,295
       outstanding pro forma and pro forma as adjusted)...  $ 340,109   $  213,606   $  213,606
     9% Series B convertible redeemable preferred stock
       (none outstanding actual and 3,000,000 outstanding
       pro forma and pro forma as adjusted)...............         --      145,300      145,300
  Common stock, $1.00 par value, 600,000,000 shares
     authorized (82,196,315 outstanding actual, 88,718,272
     outstanding pro forma and 95,718,272 outstanding pro
     forma as adjusted)...................................     82,196       88,718       95,718
  Paid-in capital.........................................    591,940      735,838      962,338
  Warrants................................................     11,568       11,568       11,568
  Accumulated deficit.....................................   (150,669)    (159,003)    (159,003)
                                                            ---------   ----------   ----------
Total shareholders' equity and capitalization.............  $ 875,144   $1,036,027   $1,269,527
                                                            =========   ==========   ==========

                                GLOBALSTAR, L.P.
                (IN THOUSANDS, EXCEPT PARTNERSHIP INTEREST DATA)

                                                                    SEPTEMBER 30, 1999
                                                           -------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                           ----------   ----------   -----------

Cash and cash equivalents................................  $  171,343   $  316,643   $  550,143
                                                           ==========   ==========   ==========

Vendor financing liability(1)............................     420,377      420,377      420,377
Borrowings under $250,000 credit facility(2).............          --           --           --
Term loan B notes payable(3).............................     300,000      300,000      300,000
Senior notes ($1,450,000 aggregate principal amount).....   1,397,070    1,397,070    1,397,070
Partners' capital:
  8% Series A convertible redeemable preferred
     partnership interests (6,999,900 outstanding actual
     and 4,396,295 outstanding pro forma and pro forma as
     adjusted)...........................................     340,109      213,606      213,606
  9% Series B convertible redeemable preferred
     partnership interests (none outstanding actual and
     3,000,000 outstanding pro forma and pro forma as
     adjusted)...........................................          --      145,300      145,300
  Ordinary partnership interests (58,225,002 outstanding
     actual, 59,838,207 outstanding pro forma and
     61,566,602 outstanding pro forma as adjusted).......     439,532      566,035      799,535
  Warrants(4)............................................     169,614      169,614      169,614
                                                           ----------   ----------   ----------
          Total partners' capital........................     949,255    1,094,555    1,328,055
                                                           ----------   ----------   ----------
  Total capitalization...................................  $3,066,702   $3,212,002   $3,445,502
                                                           ==========   ==========   ==========

---------------
(1) Includes current portion of $170.3 million. See Note 6 of Globalstar's consolidated financial statements for the year ended December 31, 1998, incorporated by reference. Does not include $400 million of vendor financing for which the terms are still being finalized.
(2) Globalstar has a $250 million credit facility, of which none was drawn at September 30, 1999. See Note 7 to Globalstar's consolidated financial statements for the year ended December 31, 1998, incorporated by reference.
(3) Under Globalstar's $500 million credit facility, Globalstar has drawn the $300 million four-year term loan as of September
    30, 1999 and in November 1999, drew down the $100 million three-year term loan, and has available a $100 million three-year revolving credit facility. See Note 8 to Globalstar's condensed consolidated financial statements for the quarter ended September 30, 1999, incorporated by reference.
(4) See Notes 9 and 11 of Globalstar's consolidated financial statements for the year ended December 31, 1998 and Note 8 of Globalstar's condensed consolidated financial statements for the quarter ended September 30, 1999, incorporated by reference.

                              SELECTED FINANCIAL DATA

     The following unaudited selected financial data of GTL and Globalstar as of December 31, 1997 and 1998, and September 30, 1999, for the years ended December 31, 1996, 1997, and 1998, the nine months ended September 30, 1999 and 1998, and cumulative has been derived from GTL's and Globalstar's consolidated financial statements incorporated herein by reference from the most recent Annual Report on Form 10-K of GTL and Globalstar and from the Quarterly Report on Form 10-Q of GTL and Globalstar for the quarterly period ended September 30, 1999. The following unaudited selected financial data of GTL and Globalstar as of December 31, 1996 and 1995, and for periods prior to the year ended December 31, 1996, have been derived from consolidated financial statements of GTL and Globalstar not included herein or otherwise incorporated by reference herein. The selected financial data set forth below should be read in conjunction with the consolidated financial statements of GTL and Globalstar referred to above. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                     (In thousands, except per share data)

                                                                                                 NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                               --------------------------------------------   ------------------------
                                                 1995        1996        1997      1998(1)    1998(1)        1999
                                               ---------   ---------   ---------   --------   --------   -------------
STATEMENT OF OPERATIONS DATA:
Equity in net loss applicable to ordinary
  partnership interests of Globalstar .......  $  12,632   $  15,080   $  24,152   $ 50,561   $ 35,124     $  48,244
Net loss.....................................     12,632      15,080      24,152     50,561     35,124        28,935
Net loss applicable to common shareholders...     12,632      15,080      24,152     50,561     35,124        48,244
Net loss per share -- basic and diluted(2)...       0.32        0.38        0.43       0.67       0.48          0.59
CASH FLOW DATA:
Provided by operating activities.............         --          --          --         --         --        15,470
Used in investing activities.................   (185,750)   (299,500)   (153,140)    (1,112)    (1,093)     (342,621)
Provided by equity transactions..............    185,750          --     153,140      1,112      1,093       327,151
Provided by borrowings.......................         --     299,500          --         --         --            --
Dividends paid per common share..............         --          --          --         --         --            --
OTHER DATA:
Ratio of earnings to fixed charges...........        N/A          1x          1x         1x         1x            1x

                                                                    DECEMBER 31,
                                               -------------------------------------------------------   SEPTEMBER 30,
                                                 1994        1995        1996        1997       1998         1999
                                               ---------   ---------   ---------   --------   --------   -------------
BALANCE SHEET DATA:
Investment in Globalstar ....................  $      --   $ 173,118   $ 482,676   $612,716   $580,428     $ 878,644
Total assets.................................        190     173,118     482,676    612,716    580,428       878,644
Convertible preferred equivalent
  obligations(3).............................         --          --     300,358    301,410         --            --
Shareholders' equity.........................        124     173,118     180,639    309,627    580,428       875,144
Shareholders' equity per share(2)............       2.59        4.33        4.52       5.05       7.08         10.65

---------------
(1) Includes GTL's share of Globalstar's $17 million loss on launch failure.

(2) Restated to reflect two-for-one stock splits in May 1997 and June 1998.

(3) Converted to common stock in April 1998.

                                GLOBALSTAR, LP.
              (In thousands, except per partnership interest data)

                                       YEAR ENDED
                                   DECEMBER 31, 1994
                            --------------------------------
                            PRE-CAPITAL
                            SUBSCRIPTION
                               PERIOD
                            ------------       MARCH 23                                                        NINE MONTHS
                                             (COMMENCEMENT                                                        ENDED
                            JANUARY 1 TO   OF OPERATIONS) TO           YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                             MARCH 22,       DECEMBER 31,      -----------------------------------------   -------------------
                              1994(1)            1994            1995       1996       1997     1998(2)    1998(2)      1999
                            ------------   -----------------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS
DATA:
Revenues..................     $   --          $     --        $     --   $     --   $     --   $     --   $     --   $     --
Operating expenses........      6,872            28,027          80,226     61,025     88,071    146,684     99,457    121,716
Interest income...........         --             1,783          11,989      6,379     20,485     17,141     14,282      4,908
Net loss applicable to
  ordinary partnership
  interests...............      6,872            26,244          68,237     71,969     88,788    151,740    107,372    138,627
Net loss per weighted
  average ordinary
  partnership interest
  outstanding -- basic and
  diluted.................                         0.73            1.50       1.53       1.74       2.69       1.93       2.38
Cash distributions per
  ordinary partnership
  interest................                           --              --         --         --         --         --         --
OTHER DATA:
Deficiency of earnings to
  cover fixed
  charges(3)..............                          N/A             N/A     81,869    184,683    330,475    238,078    291,920
CASH FLOW DATA:
Used in operating
  activities..............                       23,052          38,368     51,756     68,615     24,958     30,110     65,455
Used in investing
  activities..............                       50,549         280,345    379,130    619,538    684,834    500,106    431,014
Provided by partners'
  capital transactions....                      147,161         318,630    284,714    132,990     14,825     14,806    324,641
Provided by (used in)
  other financing
  activities..............                           --          (1,875)    95,750    998,137    287,552    287,552    286,432


                               CUMULATIVE
                             MARCH 23, 1994
                              (COMMENCEMENT
                            OF OPERATIONS) TO
                              SEPTEMBER 30,
                                  1999
                            -----------------
STATEMENT OF OPERATIONS
DATA:
Revenues..................     $       --
Operating expenses........        525,749
Interest income...........         62,685
Net loss applicable to
  ordinary partnership
  interests...............        545,605
Net loss per weighted
  average ordinary
  partnership interest
  outstanding -- basic and
  diluted.................
Cash distributions per
  ordinary partnership
  interest................
OTHER DATA:
Deficiency of earnings to
  cover fixed
  charges(3)..............
CASH FLOW DATA:
Used in operating
  activities..............        274,536
Used in investing
  activities..............      2,443,078
Provided by partners'
  capital transactions....      1,222,961
Provided by (used in)
  other financing
  activities..............      1,665,996

                                                                               DECEMBER 31,
                                                          -------------------------------------------------------   SEPTEMBER 30,
                                                            1994       1995       1996        1997        1998          1999
                                                          --------   --------   --------   ----------   ---------   -------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 73,560   $ 71,602   $ 21,180   $  464,154   $  56,739     $ 171,343
Working capital (deficiency), excluding current portion
  of vendor financing...................................    35,423     17,687    (53,481)     349,970     (37,722)     (174,617)
Globalstar System under construction....................    71,996    400,257    891,033    1,626,913   2,365,362     3,027,474
Total assets............................................   151,271    505,391    942,913    2,149,053   2,670,025     3,570,111
Vendor financing liability, including current portion...        --     42,219    130,694      197,723     371,170       420,377
Long-term debt..........................................        --         --         --    1,099,531   1,396,175     1,697,070
Borrowings under long-term revolving credit
  facilities............................................        --         --     96,000           --          --            --
Redeemable preferred partnership interests(4)...........        --         --    302,037      303,089          --       340,109
Ordinary partners' capital(4)...........................   112,944    386,838    315,186      380,828     602,401       949,255

---------------

(1) Reflects certain costs incurred by Loral and Qualcomm prior to March 23, 1994, which were reimbursed by Globalstar through a capital subscription credit or agreement for repayment in connection with the $275 million capital subscription and commencement of Globalstar's operations on March 23, 1994.

(2) The results of operations for 1998 include a $17 million loss on launch failure.

(3) The ratio of earnings to fixed charges is not meaningful as Globalstar is in the development stage and, accordingly, has incurred operating losses.

(4) All outstanding redeemable preferred partnership interests as of December 31, 1997 were converted to ordinary partnership interests in April 1998.

                                    BUSINESS

OVERVIEW

     Loral and Qualcomm founded the Globalstar project in 1991 when they merged their visions of creating a low earth orbit satellite-based global telecommunications system. This partnership brought together Loral, one of the world's premier satellite systems manufacturers, and Qualcomm, the pioneer of CDMA telecommunications technology, the spectrum-efficient, high-quality protocol that has since become an important wireless industry standard worldwide. Qualcomm has agreed that Globalstar will be the only provider of mobile satellite services to which it will license its patented CDMA technology.

     Globalstar was formed in 1994. Subsequently, manufacturers such as Alcatel, Alenia and Daimler-Benz, as well as service providers including France Telecom, Vodafone AirTouch, ChinaSat, Elsacom and Dacom, joined as strategic partners. Globalstar assigned large territories to its strategic partners as part of their initial investments in the project. Within these territories, these partners are the exclusive providers of Globalstar service and will retain their exclusivity as long as they meet minimum performance goals. Under these agreements, Globalstar acts as a wholesaler of capacity on its space segment to its service providers, who will pay on average approximately $0.47 per minute of usage.

     In 1995, Globalstar received an FCC license to construct and launch its satellite constellation and thereafter completed its initial public offering. Globalstar began its satellite launch campaign in 1998, launching 48 satellites by November 1999.

     The Globalstar system is now commencing operations through ten gateways which cover 58 countries. By the end of the first quarter of 2000, 18 gateways are scheduled to be in operation, covering 79 countries and by the end of the second quarter of 2000, we expect a total of 22 gateways to be in service, covering 86 countries.

     Globalstar service providers are now providing billable service in 11 countries, including Austria, Brazil, Canada, Greece, Italy, South Korea, Switzerland and the United States. By the end of the first quarter 2000, service providers plan to have billable services available in 61 additional countries, including Argentina, Australia, Chile, China, Mexico, Russia, South Africa and the principal nations of both Eastern and Western Europe. By the end of the second quarter of 2000, a total of 82 countries are expected to be in billable operations.

     We believe, based on the market research conducted at the inception of the Globalstar project, together with the more detailed forecasts of individual markets by service providers, market research commissioned by our handset manufacturers and third party research, that the system's addressable market -- those who live, work or regularly travel to areas underserved or unserved by existing telecommunications infrastructure and who desire and have the ability to pay for telephone service like that offered by Globalstar -- is approximately 40 million potential customers. We expect that Globalstar's first generation system will have a system capacity of approximately 7 million subscribers, less than one fifth of Globalstar's potential addressable market. In fact, because of the limited spectrum available for use by mobile satellite services like Globalstar, the combined capacity of Globalstar and the other existing and announced mobile satellite service systems are capable of serving only a portion of this market.

SERVICE LAUNCH ACTIVITIES

     Globalstar's strategy has been to use its experienced telecommunications service provider partners to provide a marketing organization with depth and expertise in each local market that the system serves. They have begun intensive marketing campaigns and are adopting multifaceted, locally oriented strategies to serve their markets. A number of Globalstar service providers recently agreed in principle to make advance purchases of approximately 50 million minutes of Globalstar airtime. We expect these purchases to result in $19 million of revenues in 2000, after giving effect to a 25% promotional discount.

     A recent understanding among all the principal Globalstar service providers should result in a uniform retail pricing structure for Globalstar service throughout most of the world. Although service providers will retain flexibility to meet local conditions, domestic Globalstar calls will on average cost between $1.00 and $1.50 per minute. The total cost of most international calls, including third party costs of connection through the public network, will generally cost between $1.50 and $2.99 per minute, depending upon distance and local competitive factors.

     Globalstar spent approximately $12 million on brand-building advertising in 1999 and plans to spend an additional $55 million in 2000, of which $20 million will come from service providers as contributions to a cooperative advertising program.

     In each local market they serve, the service providers have created partnerships with local cellular carriers to support the terrestrial cellular capabilities of our multimode phones and established distribution networks appropriate to the markets in question. As a result, Globalstar's original consortium of 12 leading international telecommunications service providers and manufacturers has grown into an international marketing organization with marketing channels in 125 countries and agreements with more than 220 local service providers. This means that responsibility for selling Globalstar service in nearly every one of its markets will rest with distributors with extensive experience with the relevant local market conditions and regulatory environments. Globalstar's service providers will also be in a position to market Globalstar service to their current customer base of more than 100 million cellular subscribers alongside their existing products and services.

     Globalstar's service providers intend to adapt their marketing efforts to the needs, characteristics and opportunities within each of the markets in which they operate. In some cases, this will mean making phones available through the same sales channels used to market cellular service to consumers. In other cases, they will use industry-specific sales channels to address high-demand market segments.

     Globalstar service providers have identified a number of key segments of the addressable marketplace characterized by early expressions of interest in obtaining the service and by the potential for heavy usage of satellite airtime estimated to range between several hundred and 1,000 minutes per phone per month. These include:

        Government. Because of its security, clarity, reliability and ubiquity, Globalstar service meets the needs of military, law enforcement and emergency response users, such as fire and ambulance services. During Globalstar's user trials, one of its service providers responded to a request from the Italian government to supply phones to support their peacekeeping units in Kosovo. Globalstar service providers have also provided phones for use in Venezuela to support disaster recovery operations in the aftermath of its recent flood and in France, when high winds toppled cellular towers.

        Maritime. Globalstar service is or will be available in the coastal and inland waterways where most maritime traffic is focused, as well as over many trans-oceanic routes, such as the North Atlantic. Globalstar maritime phones, which will be available in commercial quantities in the second quarter of 2000, will offer a compact, cost-effective, high-quality alternative to existing maritime satellite services. Commercial freight and fishing vessels and private boats will be important markets for Globalstar. Cruise lines will be of particular interest, because of the potential for high-volume usage of multiple on-board phones by passengers who need to address business or family needs.

        Transportation. Truck drivers have a continuous need to contact dispatchers and destinations, and need to react to changing business demands and weather conditions. In the developing world, neither cellular service nor pay phones are available for vast portions of frequently traveled routes. Even in the United States, only 50% of the land mass is covered by cellular service. Business travelers in such areas have similar requirements, which our service providers hope to address quickly by equipping rental cars and corporate fleets.

        Natural Resources. We believe that there is substantial unmet demand for telecommunications services to support the field operations of the forestry, mining, oil and gas and other natural resource industries. Most of these operations take place in remote locations where a large, permanent telecommunications infrastructure is uneconomic.

        Outdoor Enthusiasts. Our service providers hope to make Globalstar phones part of the basic equipment of wilderness guides and outfitters, addressing the growing market for adventure and eco-tourism, as well as the hunting, fishing and mountaineering markets.

        Agribusiness. Large plantations, ranches and other agricultural businesses in countries like Australia, Brazil and Argentina typically lie beyond the range of current or planned cellular service, and should find Globalstar service valuable to coordinate their operations.

        Utilities. Utility companies worldwide need to maintain right-of-way across long distances in territories that are often vast and remote. Globalstar phones will enable them to monitor and deploy their resources more efficiently.

     Globalstar's service providers have an existing customer base of more than 100 million cellular customers from which they intend to identify for direct marketing efforts those who work in, or frequently travel to, or through, areas without cellular service.

THE GLOBALSTAR SYSTEM

     The Globalstar system consists of a space segment, owned by Globalstar, a ground segment, owned by Globalstar's service providers, and a user segment, comprised of the telephones owned or leased by end users.

Satellite Constellation

     The Globalstar space segment consists of:

        - 48 low earth orbit satellites, currently in orbit and fully operational;

        - Four spare satellites to be launched in February 2000;

        - Eight additional on-ground spare satellites that are being constructed; and

        - Two state-of-the art satellite and network operations control centers.

     Globalstar's launch campaign is now substantially complete. The satellites in orbit have experienced no material anomalies, and, based upon our experience, their estimated life has been raised to 10 years, a 33% increase over our original expectation of 7 1/2 years. This reflects both the manufacturing and systems integration skills of Space Systems/Loral and the other contractors involved, and Globalstar's simple, bent-pipe satellite design. This technology choice kept the satellites simple and inexpensive, with the intelligence of the system accessible on the ground in the Globalstar gateways and control centers.

     The design of Globalstar's orbital planes keeps two to four satellites overhead at all times from any point on the earth's surface, other than the poles. Space Systems/Loral's patented system design works with Qualcomm's CDMA technology to permit dynamic selection of the strongest signal available from all satellites in view, a technique we refer to as path diversity, resulting in superior call clarity and a low incidence of dropped calls. As the satellites and the user change positions, satellites are added and dropped seamlessly from the call.

Gateways

     Globalstar satellites relay calls to earth through Globalstar gateways, which in turn connect the calls through the existing public telephone network. As a result, the Globalstar system will complement and extend, rather than bypass, the existing telephone network infrastructure. Gateway facilities include large antennas that send and receive signals to and from the satellites, sophisticated call processing equipment that connects calls to the local public telephone network and the software that implements the system's features and supports billing. These facilities, designed and manufactured by Qualcomm, are owned and operated by the Globalstar service providers.

     Each gateway serves a large geographic area. For example, three gateways will together cover the United States and Canada from Anchorage to Florida and San Diego to Newfoundland. Qualcomm has manufactured and shipped 38 gateways, which, when installed, will provide coverage of approximately 80% of the world's land mass. Gateway field testing began in October 1998, with hundreds of test calls passing through each installed gateway daily.

     Fifteen gateways have been installed, of which ten, covering 58 countries, are now fully operational. The remaining six installed gateways are in the commissioning and testing process, and eleven more are in the process of site preparation and installation. By the end of the second quarter of 2000, Globalstar expects to have at least 22 of these gateways in operation, covering 86 countries.

     Globalstar service providers have, or expect to have, full local regulatory approval to commence service as soon as their gateways become operational. Their technical personnel have received training from Qualcomm on the operation and maintenance of the gateways and will receive continuous support from the system's network operations control centers.

Globalstar Phones

     Globalstar supports handheld mobile phones, pay phones, fixed phones for business and residential use and car and maritime adapter kits. Globalstar mobile phones are as simple to use as ordinary cellular telephones and are among the smallest, lightest and least expensive satellite phones currently available. Globalstar phones are multimode and function as cellular phones where terrestrial cellular service is available and as satellite phones where cellular service is not available. Globalstar phones provide this multimode capabilities without separate modules or plug-ins. The same Globalstar phone will work anywhere in the world that is served by a Globalstar gateway.

     Globalstar phones have familiar features such as phone book, voicemail, short messaging service, and, in some service areas, call forwarding. Globalstar plans to introduce additional features this year, including data calls up to 9600 bits per second, Internet access, email and fax capability, caller ID and position location. Globalstar's utilization of Qualcomm's CDMA technology should enable it to swiftly adopt future improvements as this industry-leading wireless technology evolves.

     Three manufacturers produce mobile phones for Globalstar: Qualcomm, Ericsson and Telit. Qualcomm offers a tri-mode unit, that works on AMPS (the analog standard), CDMA digital and

Globalstar. The Ericsson and Telit phones support both Globalstar and the digital cellular GSM protocol currently used throughout Europe and in many other countries.

     These manufacturers currently have an aggregate production capability of up to 40,000 mobile phones per month. The manufacturers have informed us, moreover, that they have the capability of rapidly multiplying these production rates if warranted by demand by opening additional production lines. At year-end 1999, 36,000 mobile phones and 4,000 fixed phones had been shipped and are in various sales channels awaiting customer orders, activation and final delivery. We expect mobile phones generally to retail for between $1,300 and $1,500, and fixed phones for approximately $2,500.

     Globalstar pay phones and fixed wireless phones for business and residential use provide basic telephone service in rural villages and at remote industrial and residential sites. Qualcomm and Ericsson are producing fixed Globalstar phones for areas without wireline telephone service. These pay phones are commercially available and are able to accommodate tokens, debit and credit cards.

QUALITY ASSURANCE

     Each element of the Globalstar system, as well as the system as a whole, has been subjected to rigorous and extensive testing. The satellites have been tested in orbit since February of 1998, with the first over-the-air phone call made in May 1998. Over 10,000 test calls per day pass though Globalstar's San Diego test-bed gateway alone, with well over one million test calls made over the system to date. The system's overall performance meets or exceeds all specifications, even with the satellite beam loaded to full projected capacity, and end-to-end testing has assured us that all system elements work together under a wide variety of usage conditions. Call completion rates exceed 90%, with excellent voice quality. Calls lasting more than one hour confirm the effectiveness of the system's soft hand-off from satellite to satellite.

CUSTOMER CARE

     Globalstar's service providers bring sophisticated, experienced customer care organizations to the Globalstar system from their existing wireless operations, and Globalstar is building on that core capability in several ways. Globalstar has established a program to train the personnel at both the service provider and distributor level who in turn will train the representatives who will interface with customers in their respective organizations. One hundred ten people have already graduated from these programs. Globalstar has also established a central customer support center in San Jose, California accessible to service providers by phone or through its secure web site.

                                    TAXATION

     This summary of certain tax considerations is based upon current (as of the date of this prospectus) laws, treaties, cases, regulations and rulings, all of which are subject to change, possibly with retroactive effect. It does not consider all the tax issues that might be relevant to an investor or that depend upon an investor's particular circumstances.

     Prospective investors should consult their own professional advisors about the tax consequences of acquiring, holding and disposing of the common stock under the laws of the jurisdictions in which they are subject to taxation.

     The legal conclusions set forth below in the discussion of U.S. tax law are the opinions of Willkie Farr & Gallagher, our U.S. counsel. The summary of certain Bermuda tax consequences is the opinion of Appleby, Spurling & Kempe, our Bermuda counsel.

UNITED STATES TAX CONSIDERATIONS

     Taxation of United States Holders. This section discusses certain rules applicable to a holder of stock that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of stock who or which is

     - an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia),

     - an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or

     - a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

     Certain U.S. federal income tax consequences relevant to a holder of stock other than a United States Holder (a "non-U.S. Holder") are discussed separately below.

     A dividend payment on the stock will be taxable as ordinary dividend income to the extent it is paid out of our current or accumulated earnings and profits. Payments in excess of earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's tax basis in the stock. These payments will reduce the tax basis at which the stock is held; payments in excess of tax basis will be treated in the same manner as gains arising from a sale or other disposition of the stock, as discussed below. We may begin accumulating earnings and profits in 2000.

     Because we are a foreign corporation, the dividend payments will not be eligible for the inter-corporate dividends-received deduction.

     Subject to the discussion below on passive foreign investment companies ("PFICs") and assuming the United States Holder holds the stock as a capital asset, any gain or loss recognized by a United States Holder on the sale or other disposition (other than a redemption by us) of stock will be capital gain or loss. Such capital gain or loss will be long-term or short-term depending on the holding period for the stock. A United States Holder will also generally recognize capital gain or loss upon a redemption of stock for cash.

     Special rules apply to the taxation of a U.S. shareholder in a PFIC. A PFIC is a foreign corporation (1) 75% or more of whose income is passive or (2) 50% or more of whose assets produce or are held to produce passive income. We believe that we have not been a PFIC and will not become one. We continue to earn, through Globalstar, sufficient active income to avoid PFIC status. However, Globalstar may earn passive income such as interest on working capital and royalties on certain intangibles. Furthermore, the extent and timing of Globalstar's active business income cannot be predicted with certainty.

     If we were a PFIC, unless a United States Holder of our stock made the QEF election described below, he would be subject to a tax-deferral charge on gain on a disposition of such stock and on certain "excess distributions" received from us. In addition, any such gains or excess distributions would be taxable at ordinary income rates.

     If a United States Holder makes the qualified electing fund ("QEF") election, he will be required to include in his taxable income his pro rata share of our ordinary earnings and net capital gain for each taxable year (regardless of when or whether cash attributable to such income is actually distributed to such shareholder by us). If the United States Holder makes a QEF election, the tax-deferral charge and ordinary income rules described in the preceding paragraph will not apply. Actual distributions out of amounts so included in income will not be taxable to the shareholder. A United States Holder's tax basis in its shares of stock will be increased by the amount so included and decreased by the amount of nontaxable distributions.

     The QEF election is effective only if we make certain required information available to the United States Holders. In the event we are characterized as a PFIC for federal income tax purposes, we will undertake to provide each United States Holder with the information needed to make a QEF election and to determine the pro rata share of our ordinary earnings and net capital gain applicable to our stock.

     A U.S. shareholder that holds "marketable" stock in a PFIC may, in lieu of making a QEF election, avoid certain unfavorable consequences of the PFIC rules by electing to mark the PFIC stock to market as of the close of each taxable year. If a United States Holder has stock which is marketable, then such United States Holder may be eligible to be taxed on a mark-to-market basis with regard to such stock. If such United States Holder so elected, he would be taxed on changes in market value of the stock from year to year, whether or not he actually sold such stock. A United States Holder that makes the mark-to-market election will be required to include in income each year as ordinary income an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over the United States Holder's adjusted tax basis in such stock. If, at the close of the year, the United States Holder's adjusted tax basis exceeds the fair market value of the stock, then the United States Holder may deduct any such excess from ordinary income, but only to the extent of net mark-to-market gains previously included in income. Any gain from the actual sale of the PFIC stock will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of net mark-to-market gains previously included in income.

     Taxation of Non-U.S. Holders. We expect that most of our income will be from sources outside the United States and will not be effectively connected with a U.S. trade or business. Thus, non-U.S. Holders will not be subject to U.S. federal taxation on distributions received from us unless those distributions are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. In addition, a non-U.S. Holder will not be subject to U.S. federal income taxation on gains realized on a sale or exchange of stock unless the sale of such stock is attributable to an office or fixed place of business maintained by him in the United States. The determination of whether a non-U.S. Holder is engaged in the conduct of a trade or business in the United States or whether the sale of a non-U.S. Holder's stock is attributable to an office or fixed place of business of the non-U.S. Holder in the United States depends on the facts and circumstances of each investor's case. Each prospective non-U.S. Holder should consult with his own tax advisor to determine whether his distributions or gains will be subject to U.S. federal income taxation.

     Taxation of GTL. Our tax consequences result from our status as a partner in Globalstar. As a partnership, Globalstar itself will not have any U.S. federal income tax liability. Generally, its partners will be taxed as if they directly expended their share of Globalstar expenditures and directly realized their share of Globalstar income. We expect, based on Globalstar's description of its proposed activities, that most of our income will be from sources outside the United States and that such income will not be effectively connected with the conduct of a trade or business within the United States. Thus, we believe that there generally will be no U.S. taxes on our share of such income. The United States Treasury Department is engaged in a project to draft and propose regulations that will determine how the partners will be taxed in the United States on their respective shares of Globalstar's income. The outcome of the regulation project cannot be predicted. The Treasury Department may adopt final regulations that characterize substantial portions of our income as derived from U.S. sources and as effectively connected with a U.S. trade or business.

     We will be subject to U.S. tax at regular U.S. federal, state and local corporate rates on our share of Globalstar's income that is effectively connected with the conduct of a trade or business in the United States ("U.S. Income") and will be required to file federal, state and local income tax returns with respect to such U.S. Income. Globalstar is obligated to provide the information required for us to prepare our federal, state and local income tax returns. Globalstar intends to make cash distributions, to the extent of available funds, to all partners, including us, until the non-U.S. partners, again including us, have been distributed an amount sufficient to enable them to pay the federal, state and local income taxes on their share of Globalstar's U.S. Income. The distribution to non-U.S. partners for federal income taxes may take the form of a withholding tax payment made by Globalstar to the U.S. Treasury. The amount withheld may exceed the amount of our federal income tax liability, in which case we would be entitled to seek a refund from the U.S. Treasury for the excess amount. In addition to the regular U.S. taxes, we will be subject to a United States branch profits tax (currently at a 30% rate) on actual or deemed withdrawals of our share of Globalstar's U.S. Income.

BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the stock (other than Holders ordinarily resident in Bermuda) in respect of their investment in the stock.

     We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda, any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or our other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such stock or other obligations, or to any land we lease or let in Bermuda.

     We are liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon our assessable capital which fee will not exceed BD$26,500.

     We have been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the stock has been obtained. The transfer of stock between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of stock to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes may require specific authorization under that Act. We, by virtue of being a non-resident of Bermuda for exchange control purposes, are free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the stock.

     The stock does not provide for additional payments by us following a change in the tax laws or rules of Bermuda that is adverse to the Holders of our stock.

TAX CONSIDERATIONS IN OTHER JURISDICTIONS

     Any portion of our income from sources outside the United States, realized through Globalstar or otherwise, may be subject to taxation by foreign countries and the extent to which these countries may require us or Globalstar to pay tax or to make payments in lieu of tax cannot be determined in advance. However, based upon our review of current tax laws, including applicable international tax treaties of certain countries that Globalstar believes to be among its significant potential markets, we expect that a significant portion of our worldwide income will not be subject to tax by the United States, Bermuda or by the countries from which we derive our income. To the extent that Globalstar bears a higher foreign tax because any holder of ordinary partnership interests (including us) is not subject to United States tax on its share of Globalstar's foreign income, the additional foreign tax will be specifically allocated to such partner and will reduce amounts distributed by Globalstar to such partner with respect to its ordinary partnership interests.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Bear, Stearns & Co. Inc. ...................................     2,625,000
Banc of America Securities LLC..............................     1,750,000
Lehman Brothers Inc.........................................     1,750,000
C.E. Unterberg, Towbin......................................       350,000
ING Barings LLC.............................................       350,000
Credit Lyonnais Securities (USA) Inc. ......................       175,000
                                                                 ---------
          Total.............................................     7,000,000
                                                                 =========

     The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel and various other conditions. Under the underwriting agreement, the underwriters are obligated to purchase and pay for all the above shares of common stock if any are purchased.

     Public Offering Price and Dealers Concession. The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.945 per share. The underwriters may allow, and these dealers may reallow, concessions not in excess of $0.10 per share on sales to certain other dealers. After commencement of this offering, the offering price, concessions and other selling terms may be changed by the underwriters.

     Over-Allotment Option. We have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up to 1,050,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to certain conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

     Underwriting Compensation. The following table summarizes the compensation we will pay to the underwriters in connection with this offering:

                                                                         TOTAL
                                                           ----------------------------------
                                                           WITHOUT EXERCISE    WITH EXERCISE
                                                                OF THE             OF THE
                                                            OVER-ALLOTMENT     OVER-ALLOTMENT
                                              PER SHARE         OPTION             OPTION
                                              ---------    ----------------    --------------
Underwriting discount.......................   $1.575         11,025,000         12,678,750

     Indemnification of Underwriters. In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

     Discretionary Accounts. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Stabilization and Other Transactions. In order to facilitate this offering, persons participating in this offering may engage in transaction that stabilize, maintain or otherwise affect the price of the common stock during and after this offering, including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids. Persons participating in this offering may also engage in passive market-making transactions in the common stock on the Nasdaq National Market. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover this short position by purchasing shares of common stock in the open market by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these stabilization transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Taxes. Purchasers of the shares of common stock offered by this prospectus may be required to pay stamps taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     Lock-up Agreement. Except for the common stock to be sold in this offering and any shares offered in connection with employee benefit plans and other limited exceptions, we have agreed not to offer, sell, contract to sell or otherwise issue any shares of our common stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, our common stock or our other capital stock, prior to the expiration of 90 days from the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. on behalf of the representatives.

     Each of the underwriters has from time to time provided certain investment banking services to us and our affiliates, including Globalstar, for which they have received customary fees. A. Robert Towbin, who is a member of our board of directors and a member of the General Partner's Committee of Globalstar, is a managing director of C.E. Unterberg, Towbin.

                                 LEGAL MATTERS

     Certain United States tax matters described under "Taxation" will be passed upon for GTL by Willkie Farr & Gallagher, New York, New York, general counsel to GTL. The validity of the common stock will be passed upon for GTL by Appleby, Spurling & Kempe, Hamilton, Bermuda. Cravath, Swaine & Moore, New York, New York, represented the underwriters in connection with this offering. As of December 31, 1999, partners and counsel in Willkie Farr & Gallagher beneficially owned 110,000 shares of common stock. Mr. Robert B. Hodes is counsel to the law firm of Willkie Farr & Gallagher and a Director of Loral and GTL and a member of the Executive and Audit Committees of the Boards of Directors of both Loral and GTL.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Securities and Exchange Act of 1934, with the SEC and are incorporated herein by reference:

     - our and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1998;

     - our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     - our and Globalstar's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     - our Proxy Statement relating to the 1999 Annual Meeting of Shareholders;

     - our and Globalstar's Current Report on Form 8-K, filed January 8, 1999;

     - our and Globalstar's Current Report on Form 8-K, filed January 22, 1999;

     - our and Globalstar's Current Report on Form 8-K, filed on August 6, 1999;

     - our Current Report on Form 8-K, filed on December 2, 1999;

     - our Current Report on Form 8-K, filed on December 21, 1999; and

     - the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the common stock under this prospectus is completed.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Globalstar Telecommunications Limited, Cedar House, 41 Cedar Avenue, Hamilton M12, Bermuda, Attn: Secretary, (441) 295-2244.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC and have filed a registration statement with the SEC on Form S-3 to register these securities. Since this prospectus does not contain all of the information included in the registration statement you may wish to refer to the registration statement and its exhibits for further information about us and the registered securities.

     You can access our SEC filings electronically at www.sec.gov, and can read and copy our filings at the SEC's Public Reference Room (800-SEC-0330) at 450 Fifth Street, N.W. Washington, D.C. 20549. You can also obtain more information about us by visiting our web site at www.globalstar.com.

PROSPECTUS DATED AUGUST 18, 1999


                                  $500,000,000

       GLOBALSTAR              GLOBALSTAR, L.P.
   TELECOMMUNICATIONS         GLOBALSTAR CAPITAL
         LIMITED                  CORPORATION
      COMMON STOCK              DEBT SECURITIES
     PREFERRED STOCK
        WARRANTS

                           -------------------------

     GTL may from time to time offer the following equity or equity-related securities separately or together in one or more series or classes and in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus:

     - shares of its common stock, par value $1.00 per share;

     - shares of its preferred stock, par value $.01 per share; and

     - warrants to purchase shares of common stock or preferred stock.

     Globalstar and Globalstar Capital may from time to time offer jointly and severally debt securities in one or more series or classes, which may be either senior or subordinated, secured or unsecured, in amounts, at prices and on terms to be determined at the time of the offering.

     The specific terms of these securities will be provided in one or more supplements to this prospectus. In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium and terms for redemption. In case of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the duration, offering price, exercise price and detachability.

     We may sell any combination of these securities, in one or more offerings, up to a total aggregate public offering price of $500,000,000.


     GTL's common stock is listed on the Nasdaq National Market under the symbol GSTRF. The closing price of GTL's common stock on the Nasdaq National Market was $30 per share on August 17, 1999.


     You should read this prospectus and any prospectus supplement carefully before you invest.


     THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 18, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
GLOBALSTAR, GTL AND GLOBALSTAR CAPITAL......................    1
SECURITIES TO BE OFFERED....................................    2
RISK FACTORS................................................    3
RATIOS......................................................    5
USE OF PROCEEDS.............................................    6
GENERAL DESCRIPTION OF THE SECURITIES.......................    7
DESCRIPTION OF COMMON STOCK.................................    7
DESCRIPTION OF PREFERRED STOCK..............................   10
DESCRIPTION OF WARRANTS.....................................   14
DESCRIPTION OF DEBT SECURITIES..............................   15
PLAN OF DISTRIBUTION........................................   25
LEGAL MATTERS...............................................   26
EXPERTS.....................................................   26
WHERE YOU CAN FIND MORE INFORMATION.........................   27
INDEX TO FINANCIAL PAGES....................................  F-1

                                    SUMMARY

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may, over the next two years, sell any combination of the securities described in this prospectus, jointly or independently, in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing more specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. This summary highlights selected information from this prospectus and does not contain all the information that may be important to you.

     We may sell the securities to or through national or international underwriters, dealers or agents or directly to purchasers in and outside of the United States. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the name of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

                     GLOBALSTAR, GTL AND GLOBALSTAR CAPITAL

     Globalstar is now completing the launch of a satellite constellation that will form the backbone of a wireless digital telephone system able to serve most of the populated world. The Globalstar(TM) System will extend wireless digital telephone service to millions of people who today lack even basic telephone service. Globalstar plans to begin commercial service in September 1999.

     Loral Space & Communications Ltd., one of the world's premier satellite companies, is one of the founders of the Globalstar project, owns 43% of its equity, including its holdings in GTL, and, through a subsidiary, serves as the managing general partner of Globalstar. GTL is another general partner of Globalstar and operates as a holding company to permit public equity ownership in Globalstar. GTL's sole business is acting as a general partner of Globalstar. At June 30, 1999, GTL held 35% of the outstanding ordinary partnership interests and 100% of the outstanding 8% Redeemable Preferred Partnership Interests of Globalstar. In the event of conversion of the 8% Redeemable Preferred Partnership Interests, GTL's ownership of ordinary partnership interests would increase to 39%.

     Globalstar Capital is a wholly-owned subsidiary of Globalstar and was formed for the primary purpose of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar.

     GTL's address is: Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. GTL's telephone number is: (441) 295-2244. Globalstar's and Globalstar Capital's address is 3200 Zanker Road, San Jose, California 95134, and their telephone number is: (408) 933-4000.

                            SECURITIES TO BE OFFERED

COMMON STOCK

     GTL may issue its common stock. GTL has authorized 600,000,000 shares of common stock, par value $1.00 per share. Each holder of common stock is generally entitled to one vote, irrespective of the number of shares held. Holders of common stock are entitled to receive dividends declared by the board of directors, subject to the rights of preferred stockholders.

PREFERRED STOCK

     GTL may issue its preferred stock in whatever classes or series the board of directors authorizes, subject to limitations prescribed by Bermuda law and GTL's bye-laws and memorandum of association. We will describe the specific terms of any class or series of preferred stock we will issue in the future in the applicable prospectus supplement for that offering.

WARRANTS

     GTL may issue warrants to purchase GTL's common stock and GTL's preferred stock. Also, we may issue warrants tied to and dependent upon movements of currency exchange rates, the prices of stocks underlying one or more indices, or the prices of other underlying commodities. The applicable prospectus supplement will describe the terms of the warrants.

DEBT SECURITIES

     Globalstar and Globalstar Capital may offer secured and unsecured general obligations, which may be senior debt securities or subordinated debt securities. Senior debt securities will have the same rank as all their other unsecured, unsubordinated debt. Under specified circumstances, such as default on senior debt, the subordinated debt securities will not be entitled to payment for a specified time, if at all, and will rank junior to senior debt in a liquidation of Globalstar. Secured debt will have the right to receive proceeds from the collateral that secures that debt, before such proceeds are available to other security holders.

     The debt securities will be issued under an indenture or indentures among Globalstar, Globalstar Capital and the trustee or trustees we name in the prospectus supplement. We have summarized the indentures, which will be exhibits to the registration statement of which this prospectus is a part.

                                  RISK FACTORS

     An investment in our securities entails some risks which are described in our Annual Report on Form 10-K for the year ended December 31, 1998 and are incorporated by reference in this prospectus. We will also describe the risks relating specifically to the different types of securities we may offer under this registration statement in the supplemental prospectus relating thereto. You should consider these risks and the following, additional risks relating to an investment in our securities:

THE RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW ARE DIFFERENT FROM RIGHTS OF SHAREHOLDERS UNDER U.S. LAW.

     Since GTL is a Bermuda company, the principles of law that govern shareholder rights, the validity of corporate procedures and other matters are different from those that would apply if it were a U.S. company. For example, it is not certain whether a Bermuda court would enforce liabilities against GTL or its officers and directors based upon United States securities laws either in an original action in Bermuda or under a United States judgment. Bermuda law giving shareholders rights to sue directors is less developed than in the United States and may provide fewer rights.

SPACE SYSTEMS/LORAL, GLOBALSTAR'S PRIME CONTRACTOR, IS THE TARGET OF A GRAND JURY INVESTIGATION; CONGRESS HAS HELD RELATED HEARINGS.

     Space Systems/Loral, which is the prime contractor in the Globalstar System, could be accused of criminal violations of the export control laws arising out of the participation of its employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. Whether or not Space Systems/Loral is indicted or convicted, Space Systems/Loral will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds a violation of the Arms Export Control Act that puts the exporter's reliability in question. Further, the State Department can suspend export privileges whenever it determines that grounds for debarment exist and that such suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States." If Space Systems/Loral were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it

     - would be subject to a fine of $1 million per violation;

     - could be debarred from certain export privileges; and

     - could be debarred from participation in government contracts.

     If Space Systems/Loral loses its export privileges, Globalstar will be unable to launch its satellites outside the United States, which would delay the completion of its full satellite constellation and result in increased launch costs.

HOLDERS OF COMMON STOCK MAY BE DILUTED BY FUTURE STOCK ISSUANCES.

     At June 30, 1999, 82,026,576 shares of GTL's common stock were outstanding. In addition, at that date:

     - Globalstar partners had the right, exercisable over many years, to exchange their partnership interests for about 151,750,000 shares of common stock,

     - holders of outstanding warrants had the right to exercise them for 4,069,325 shares of common stock,

     - GTL has outstanding 6,999,900 shares of 8% Convertible Redeemable Preferred Stock, due 2011, convertible into 15,049,470 whole shares of common stock,

     - Globalstar employees had unexercised options to buy 2,731,500 shares of common stock, and

     - under GTL's stock option plan, GTL may in the future grant employee options to purchase as many as 2,230,300 shares of common stock.

     In addition, on August 5, 1999, in consideration for the guarantee by two Loral subsidiaries of a $500 million Globalstar credit facility, Loral and certain Loral subsidiaries received warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of GTL common stock). The warrants vest in stages (provided that the guarantee is then in effect): 50% on February 5, 2000, 25% on August 5, 2000 and the remaining 25% on August 5, 2001. The warrants are immediately exercisable after vesting and have a seven-year term.

     Sales of significant amounts of common stock to the public, including the common stock covered by this registration statement, or the perception that those sales could happen, could hurt the price of the common stock.

GTL IS DEPENDENT UPON PAYMENTS FROM GLOBALSTAR TO MEET ITS OBLIGATIONS.

     Because GTL is a holding company whose only assets are its interests in Globalstar, GTL is dependent upon payments from Globalstar to meet its obligations, including those under its preferred stock. Further, GTL's rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of GTL upon Globalstar's liquidation or recapitalization will be subject to the prior claims of Globalstar's creditors and preferred stockholders. GTL's rights and the rights of its security holders will not be subordinated to the extent it is a creditor with recognized claims against Globalstar or a holder of preferred partnership interests of Globalstar.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS.

     Some statements and information contained or incorporated by reference in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would," "could," "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties.

                                     RATIOS

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                  RATIO OF EARNINGS TO COVER FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The ratio of earnings to fixed charges presented below should be read together with the financial statements and the notes accompanying them and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found in our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 which are incorporated into this prospectus by reference. Our earnings available to cover fixed charges consist solely of dividends from Globalstar on the preferred partnership interests we hold.

 YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED      SIX MONTHS        SIX MONTHS
DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ENDED JUNE 30,    ENDED JUNE 30,
    1995           1996           1997           1998            1998              1999
------------   ------------   ------------   ------------   ---------------   ---------------
    N/A             1X             1X             1X              1X                1X

                   GLOBALSTAR, L.P. DEFICIENCY OF EARNINGS TO
            COVER FIXED CHARGES AND PREFERRED PARTNERSHIP INTERESTS
                                 (in thousands)

     The deficiency of earnings to cover fixed charges and preferred partnership interests presented below should be read together with the financial statements and the notes accompanying them and "Management's Discussion and Analysis of Financial Condition and Results of Operations" found in our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 which are incorporated into this prospectus by reference.

MARCH 23, 1994
 (COMMENCEMENT
OF OPERATIONS)     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED      SIX MONTHS       SIX MONTHS
TO DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ENDED JUNE 30,   ENDED JUNE 30,
     1994             1995           1996           1997           1998            1998             1999
---------------   ------------   ------------   ------------   ------------   --------------   --------------
      N/A             N/A          $81,869        $184,683       $330,475        $146,851         $185,729

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, Globalstar will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include a possible refinancing of outstanding securities. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments. GTL intends to use the proceeds of any offering of its securities to purchase Globalstar Securities having substantially similar terms.

                     GENERAL DESCRIPTION OF THE SECURITIES

     We may offer shares of GTL common stock, preferred stock or warrants, Globalstar's and Globalstar Capital's debt securities, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $500,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

     This section describes the general terms and provisions of the securities. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.

                          DESCRIPTION OF COMMON STOCK

     We have summarized some of the terms and provisions of GTL's common stock in this section. The following is a summary of certain provisions of Bermuda law and GTL's organizational documents. You should note that this summary is not a comprehensive description of such laws and documents and that it is qualified in its entirety by appropriate reference to Bermuda law and to GTL's organizational documents.

BERMUDA LAW

     The following discussion is based upon the advice of Appleby, Spurling & Kempe, GTL's Bermuda counsel.

     GTL was incorporated as an exempted company under The Companies Act 1981 of Bermuda (the "Act"). Accordingly, the rights of its shareholders are governed by Bermuda law and GTL's memorandum of association and bye-laws.

     DIVIDENDS. Under Bermuda law, a company may pay such dividends as are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

     VOTING RIGHTS. Under Bermuda law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as the Act or the bye-laws of GTL prescribe). GTL's bye-laws provide that, subject to the provisions of the Act, any questions proposed for the consideration of the shareholders will be decided by a simple majority of the votes cast. Each shareholder present, or person holding proxies for any shareholder, is entitled to one vote. If a poll is requested, each shareholder present in person or by proxy has one vote for each share held.

     A poll may only be requested under GTL's bye-laws by:

     - the Chairman of the meeting;

     - at least three shareholders present in person or by proxy;

     - any shareholder or shareholders, present in person or by proxy, holding between them not less than 10% of the total voting rights of all shareholders having the right to vote at such meeting; or

     - a shareholder or shareholders, present in person or by proxy, holding voting shares in GTL on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such voting shares.

     RIGHTS IN LIQUIDATION. Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, the proceeds of such liquidation, dissolution or winding-up are distributed pro rata among the holders of common stock. However, such distribution may only be effected after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock.

     MEETINGS OF SHAREHOLDERS. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of such of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, although the accidental omission of notice to any person does not invalidate the proceedings at a meeting. Under the bye-laws of GTL, at least five days' notice of the annual general meeting must be given to each shareholder.

     Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. GTL's bye-laws provide that the presence in person or by proxy of at least two shareholders entitled to vote constitute a quorum.

     ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to the company's memorandum of association.

     The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Act, establish a branch register outside Bermuda.

     A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     ELECTION OR REMOVAL OF DIRECTORS. Under Bermuda law and GTL's bye-laws, directors are elected at the annual general meeting or to serve until their successors are elected or appointed, unless they are earlier removed or resign.

     Under Bermuda law and GTL's bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

     AMENDMENT OF MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion. However, such approval of the Bermuda Minister of Finance is not required for an amendment which alters or reduces a company's share capital as provided in the Act. Except as set forth therein, the bye-laws may be amended by a resolution passed by a majority of votes cast at a general meeting.

     Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment which alters or reduces a company's share capital as provided in the Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed. Such application may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

     APPRAISAL RIGHTS AND SHAREHOLDER SUITS. Under Bermuda law, in the event of an amalgamation of two Bermuda companies, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by:

     - a meeting of the holders of shares of the amalgamating company of which they are directors; and

     - a meeting of the holders of each class of such shares; and

     - the consent of the Bermuda Minister of Finance (who may grant or withhold consent at his discretion).

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of:

     - is alleged to be beyond the corporate power of the company; or

     - is illegal; or

     - would result in the violation of the company's memorandum of association or bye-laws.

     Furthermore, consideration would be given by the Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by the company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is The Bank of New York.

                         DESCRIPTION OF PREFERRED STOCK

     This section describes the general terms and provisions of GTL's preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock.

     On January 31, 1999, GTL sold 7,000,000 shares of its 8% Convertible Redeemable Preferred Stock due 2011 in a private placement for an aggregate amount of $350 million. GTL used the proceeds to purchase the Globalstar 8% Convertible Redeemable Preferred Partnership Interests from Globalstar, with substantially identical terms. The 8% Convertible Redeemable Preferred Stock ranks, with respect to dividend distributions and distributions upon GTL's liquidation, winding-up and dissolution:

     - senior to all classes of GTL common stock and to each other class of capital stock or series of GTL preferred stock established after January 21, 1999 the terms of which do not expressly provide that it ranks senior to or on a parity with the 8% Convertible Redeemable Preferred Stock;

     - on a parity with any other class of capital stock or series of GTL preferred stock established after January 21, 1999 the terms of which expressly provide that such class or series will rank on a parity with the 8% Convertible Redeemable Preferred Stock; and

     - junior to each class of capital stock or series of GTL preferred stock established after January 21, 1999 the terms of which expressly provide that such class or series will rank senior to the 8% Convertible Redeemable Preferred Stock.

     In the event that GTL's assets upon liquidation, winding-up or dissolution are less than or equal to the aggregate liquidation preference and accrued but unpaid dividends on the 8% Convertible Redeemable Preferred Stock, holders of common stock will not, and holders of other series of GTL preferred stock may not, receive any amounts upon such liquidation, winding-up or dissolution.

     We have summarized selected terms of the preferred stock which may be offered by GTL below.

GENERAL

     The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

     - the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

     - the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     - the redemption price or prices, if any, and the terms and conditions of any redemption;

     - the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable;

     - the voting rights;

     - the initial public offering price at which the shares will be issued; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

     When GTL issues shares of preferred stock for cash, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will generally have no preemptive rights to subscribe for any additional securities that GTL may issue.

     In order to fund Globalstar as the actual operating entity, it is GTL's intention to use any proceeds it will receive from the sale of its preferred stock to purchase back-to-back preferred partnership interests in Globalstar. These preferred partnership interests and GTL's preferred stock will have substantially identical terms, subject, however, to the differences imposed by their respective jurisdictions and forms of incorporation and tax considerations.

RIGHTS UPON LIQUIDATION

     Unless the applicable prospectus supplement states otherwise, if GTL liquidates, dissolves or winds up its business, the holders of shares of each series of the preferred stock will be entitled to receive:

     - liquidating distributions in the amount stated in the applicable prospectus supplement; and

     - all accrued and unpaid dividends whether or not earned or declared.

     GTL will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of its funds available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

     If GTL liquidates, dissolves or winds up its business, and the assets available for distribution to the holders of the preferred stock of any series and any other shares of its stock ranking equal with that series are not sufficient to pay all liquidating distributions and accrued and unpaid dividends in full, then the holders of preferred stock and equal ranking shares will receive pro rata distributions of liquidating distributions and accrued and unpaid dividends. This means that the distributions GTL pays to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of GTL's business bear to each other.

     After GTL pays the full amount of the liquidating distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of GTL's remaining assets.

DIVIDENDS

     The holders of the preferred stock will be entitled to receive dividends, when, as and if declared by GTL's board of directors, out of funds GTL can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. GTL will pay dividends to the holders of record as they appear on its stock books on the record dates fixed by GTL's board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

     The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If GTL's board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, GTL will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates. Cumulative dividends, on the other hand, will accrue whether or not GTL has any earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared.

     GTL's board of directors may not declare and pay a dividend on any of GTL's stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

     - no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of junior securities;

     - no other distribution shall be declared or made upon, or any sum set apart from the payment of any distribution upon shares of junior securities, other than a distribution consisting only of junior securities;

     - no shares of junior securities shall be purchased, redeemed or otherwise acquired (excluding an exchange for shares of other junior securities) by GTL or any of its subsidiaries; and

     - no monies shall be paid or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition of any shares of junior securities by GTL or any of its subsidiaries.

     GTL is dependent on Globalstar's ability to pay dividends as a source of funds for its own dividend payments. Globalstar's credit agreements and the indentures relating to its outstanding debt may contain restrictions on the ability of GTL to pay cash dividends.

REDEMPTION

     Preferred stock may be redeemable, in whole or in part, at GTL's option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that GTL will redeem each year and the redemption price.

     Redeemed preferred stock will become authorized but unissued preferred stock that GTL may issue in the future. If preferred stock is redeemed, GTL will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether GTL will pay the redemption price in cash or other property.

     If GTL redeems fewer than all shares of any series of the preferred stock held by any holder, GTL will also specify the number of shares to be redeemed from the holder in the notice. Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

     - GTL will not redeem any preferred stock of that series unless it simultaneously redeems all outstanding shares of preferred stock of that series; and

     - GTL will not purchase or otherwise acquire any preferred stock of that series.

     The prohibition discussed in the prior sentence will not prohibit GTL from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if GTL makes the offer on the same terms to all holders of that series.

     Unless the applicable prospectus supplement specifies otherwise, GTL will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. GTL will mail the notices to the holders' addresses as they appear on its records. Each notice will state:

     - the redemption date;

     - the number of shares and the series of the preferred stock to be redeemed;

     - the redemption price;

     - the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

     - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     - the date when the holders' conversion rights, if any, will terminate.

     If GTL has given notice of the redemption and has provided the funds for the payment of the redemption price, then beginning on the redemption date:

     - the dividends on the preferred stock called for redemption will no longer accrue;

     - such shares will no longer be considered outstanding; and

     - the holder will no longer have any rights as stockholders except to receive the redemption price.

     When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds GTL provides. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

VOTING RIGHTS

     Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

     If GTL fails to pay stated dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of the majority of all outstanding shares of preferred stock will be entitled to vote for the election of at least 20% of the existing board of directors, but in no event more than one or less than two additional directors. The number of directors on the board will be increased automatically without the need of any special meeting.

     Except as may be provided in the applicable prospectus supplement, so long as any shares of preferred stock remain outstanding, unless GTL receives the consent of the holders of at least 66 2/3% of all outstanding preferred stock voting as one class, GTL will not:

     - authorize or issue any new class or series of capital stock, or any obligation or security that represents the right to purchase any shares of any class or series of capital stock, ranking senior to the outstanding series of preferred stock as to dividends or liquidating distributions; or

     - amend or modify the provisions of GTL's memorandum of association, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

     Except as provided in the applicable prospectus supplement, the consent of holders of all the shares of preferred stock will be required to amend or modify GTL's memorandum of association so as to:

     - change a mandatory redemption date, or the due date of any dividend;

     - reduce the liquidation preference, redemption price or dividend rate;

     - impair or adversely affect the right to institute suit for the enforcement of any redemption payment, conversion rights or redemption rights;

     - modify the provisions with respect to the ranking of a particular series of preferred stock; or

     - alter the voting rights of the preferred stock, except to increase the required percentage vote of the holders of preferred stock.

     GTL will not be required to obtain the consent of the holders of preferred stock to authorize, create (by way of reclassification or otherwise) or issue any securities ranking junior to or on parity with the preferred stock, or any obligation or security convertible or exchangeable into such a security.

                            DESCRIPTION OF WARRANTS

     GTL may issue additional warrants for the purchase of common stock or preferred stock. We may issue these warrants independently or together with any other securities offered by any prospectus supplement, and they may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement which we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered.

     A prospectus supplement will describe specific terms of the warrants and the applicable warrant agreements. These terms will contain some or all of the following:

     - the title of the warrants;

     - the aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

     - the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of the warrants;

     - the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each of these securities;

     - the date, if any, on and after which the warrants and the related common stock or preferred stock will be separately transferable;

     - the price at which each share of common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

     - the minimum or maximum amount of the warrants which may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of federal income tax consideration in connection with the warrants; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be Globalstar's and Globalstar Capital's direct secured or unsecured general obligations as joint and several obligors and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured.

     The debt securities will be issued under one or more separate indentures by and among Globalstar, Globalstar Capital and The Bank of New York, as trustee. Senior debt securities will be issued under a senior indenture, subordinated debt securities will be issued under a subordinated indenture and secured debt will be issued under a secured indenture. Together, the senior indentures, the subordinated indentures and the secured indentures are called indentures. A copy of the form of each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities Globalstar and Globalstar Capital may offer.

     The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL TERMS OF DEBT SECURITIES

     The debt securities issued under each indenture may be issued without limit as to aggregate principal amount, in one or more series. Each indenture will provide that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

     If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the purchase price of the debt securities, expressed as a percentage of the principal amount;

     - the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

     - if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

     - if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     - the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

     - if Globalstar and Globalstar Capital will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

     - the terms and conditions of any sinking fund or other similar provisions obligating Globalstar and Globalstar Capital or permitting a holder to require Globalstar and Globalstar to redeem or purchase all or any portion of the debt securities prior to final maturity;

     - whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

     - if the debt securities are secured, a description of the underlying collateral and any indenture provisions relating to the collateral;

     - any additions or changes to the events of default in the respective indentures;

     - any additions or changes with respect to the other covenants in the respective indentures;

     - whether the debt securities will be issued in certificated or book-entry form;

     - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

     - the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

     - any other terms of the debt securities consistent with the provisions of the applicable indenture.

     Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

SENIOR DEBT SECURITIES AND SENIOR INDEBTEDNESS

     Senior debt securities are to be issued under a senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated debt securities, will be subordinated to the senior debt securities and other senior indebtedness.

     Senior indebtedness includes the following indebtedness or obligations:

     - the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

     - purchase money and similar obligations;

     - obligations under capital leases;

     - financing provided by vendors to Globalstar;

     - guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

     - renewals, extensions and refunding of that indebtedness;

     - interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

     - obligations associated with derivative products.

     However, indebtedness or obligations are not senior indebtedness if the instrument by which Globalstar and Globalstar Capital become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of Globalstar's and Globalstar Capital's indebtedness or obligations.

SUBORDINATED DEBT SECURITIES


     Subordinated debt securities are to be issued under a subordinated indenture. Payments on the subordinated debt securities will be subordinated to Globalstar's senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. No class of subordinated debt securities will be subordinated to any other class of subordinated debt securities. At June 30, 1999, Globalstar's aggregate senior indebtedness consisted of approximately $1.45 billion principal amount of long term indebtedness and $403 million of vendor financing, and, on August 5, 1999, Globalstar entered into a $500 million credit facility with a group of banks, of which $300 million is outstanding. Additionally, at June 30, 1999, Globalstar had available the full amount of a

$250 million credit facility originally entered into in December 1995. The applicable prospectus supplement for each issuance of subordinated debt securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated debt securities.


     If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before Globalstar and Globalstar Capital may make payments on the subordinated debt securities. These events are:

     - any distribution of Globalstar's assets upon Globalstar's liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

     - the occurrence and continuation of a payment default on any senior indebtedness; or

     - a declaration of the acceleration of the principal of any series of the subordinated debt securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

     However, if the event is the acceleration of any series of subordinated debt securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated debt securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before Globalstar or Globalstar Capital makes payments on the subordinated debt securities.

     As a result of the subordination provisions, some of Globalstar's or Globalstar Capital's general creditors, including holders of senior indebtedness, are likely to recover more, ratably, than the holders of the subordinated debt securities in the event of insolvency.

SECURED DEBT SECURITIES

     Secured debt securities are to be issued under a secured debt indenture containing terms and conditions similar in all material respects to the terms and conditions applicable to the senior debt securities, except for provisions relating to the collateral securing the debt securities.

CERTIFICATED SECURITIES

     Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. Globalstar and Globalstar Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

BOOK-ENTRY DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

     Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

     DTC has provided the following information to us. DTC is a:

     - limited-purpose trust company organized under the New York Banking Law;

     - a banking organization within the meaning of the New York Banking Law;

     - a member of the U.S. Federal Reserve System;

     - a clearing corporation within the meaning of the New York Uniform Commercial Code; and

     - a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

     DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. Globalstar, Globalstar Capital and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as they may determine. Accordingly, Globalstar and Globalstar Capital, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, Globalstar or Globalstar Capital.

     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

     - DTC notifies Globalstar and Globalstar Capital that it is unwilling or unable to continue as depositary;

     - DTC ceases to be a registered clearing agency and a successor depositary is not appointed by Globalstar and Globalstar Capital within 90 days; or

     - Globalstar and Globalstar Capital determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of their decisions.

MERGER

     Under the terms of the indentures, Globalstar generally may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other legal entity, if Globalstar is either the continuing entity or, if Globalstar is not the continuing entity:

     - the successor entity is organized under the laws of Bermuda or the United States of America and expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

     - neither Globalstar nor the successor entity is in default immediately after the transaction under the indenture;

     - immediately after giving effect to such transaction, the successor entity would be able to incur an additional $1.00 of debt pursuant to the terms of the indenture;

     - immediately after giving effect to the transaction, the successor entity has a consolidated net worth that is not less than the consolidated net worth of Globalstar immediately prior to the transaction; and

     - Globalstar has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the transaction complies with the indenture.

     The indentures will not permit Globalstar Capital to consolidate with, or sell, lease or convey substantially all of its assets to, or merger with or into, any other legal entity.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     SENIOR INDENTURE. The senior indenture will provide that the following are events of default with respect to any series of senior debt securities:

     - default for 30 days in the payment of any interest on any debt security of that series;

     - default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

     - default in making a sinking fund payment required for any debt security of that series;

     - default in the performance of any of Globalstar's other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

     - the acceleration of the maturity of more than $10,000,000 in the aggregate of any of Globalstar's other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

     - certain events of bankruptcy, insolvency or reorganization of Globalstar or its property; and

     - any other event of default provided with respect to a particular series of debt securities.

     The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

     If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

     Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, Globalstar and Globalstar Capital must file with the senior trustee a statement, signed by specified of their officers, stating whether those officers have knowledge of any default under the senior indenture.

     Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee's trusts or powers.

     SUBORDINATED INDENTURE. The subordinated indenture will provide that the following are events of default with respect to any series of subordinated debt securities:

     - default for 30 days in the payment of any interest on any debt security of that series;

     - default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

     - default in making a sinking fund payment required for any debt security of that series;

     - any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

     - the acceleration of more than $10,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

     - certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

     - any other event of default provided with respect to a particular series of debt securities.

     The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

     If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, Globalstar and Globalstar Capital must file with the subordinated trustee a statement, signed by their specified officers, stating whether these officers have knowledge of any default under the subordinated indenture.

     Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee's trusts or powers.

AMENDMENT, SUPPLEMENT AND WAIVER

     SENIOR INDENTURE. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment.

     However, to the extent discussed in the prospectus supplement, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

     - changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

     - reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

     - reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

     - adversely affects any right of repayment of the holder of that debt security;

     - changes the place of payment where, or the currency in which, any payment on that debt security is payable;

     - impairs the right to institute suit to enforce any payment on or with respect to that debt security;

     - reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences; or

     - make any change in any subsidiary guarantee that would adversely affect the rights of holders of that security.

     Globalstar, Globalstar Capital and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

     - to evidence the succession of another entity to Globalstar and the assumption by the successor of Globalstar's covenants contained in the senior indenture;

     - to secure the securities; and

     - to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

     SUBORDINATED INDENTURE. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, to the extent discussed in the prospectus supplement, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

     - changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

     - reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

     - reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

     - adversely affects any right of the repayment of the holder of that debt security;

     - changes the place of payment where, or the currency in which, any payment on that debt security is payable;

     - impairs the right to institute suit to enforce any payment on or with respect to that debt security;

     - reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

     - subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

     Globalstar, Globalstar Capital and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated debt securities in certain limited circumstances, such as:

     - to evidence the succession of another entity to Globalstar and the assumption by the successor of Globalstar's covenants contained in the subordinated indenture;

     - to secure the securities; and

     - to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     To the extent stated in the prospectus supplement, Globalstar and Globalstar Capital may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indentures, to the debt securities of any series.

     When Globalstar and Globalstar Capital establish a series of debt securities, Globalstar and Globalstar Capital may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, Globalstar and Globalstar Capital may elect either:

     - to defease and be discharged from, subject to some limitations, all of its obligations with respect to those debt securities; or

     - to be released from its obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

     To effect that defeasance or covenant defeasance, Globalstar and Globalstar Capital must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

     On such a defeasance, Globalstar and Globalstar Capital will not be released from obligations:

     - to pay additional amounts, if any, upon the occurrence of some events;

     - to register the transfer or exchange of those debt securities;

     - to replace some of those debt securities;

     - to maintain an office relating to those debt securities; and

     - to hold moneys for payment in trust.

     To establish such a trust Globalstar and Globalstar Capital must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

     - will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

     - will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     Government obligations mean generally securities which are:

     - direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

     - obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

     In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

     If Globalstar and Globalstar Capital effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which Globalstar and Globalstar Capital have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (1) through agents, (2) through underwriters, (3) to dealers, or (4) directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     - the name or names of any underwriters, if any;

     - whether these underwriters operate in or outside of the United States;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We may also decide to sell the offered securities or parts of any offering outside of the United States, using international underwriters. In such an event, we will file a separate information prospectus with the SEC.

     If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

     We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

     - that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

     - that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

     Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     The place and time of delivery of the offered securities will be described in the prospectus supplement.

                                 LEGAL MATTERS

     Appleby, Spurling & Kempe will issue an opinion as to the validity of the offered securities under Bermuda law and Willkie Farr & Gallagher will issue an opinion as to the validity of the offered securities under U.S. federal law, Delaware law and New York law. Any underwriters will be advised about other issues relating to any offering by their own legal counsel. As of June 30, 1999, partners and counsel in Willkie Farr & Gallagher beneficially owned 110,000 shares of GTL common stock. Mr. Robert B. Hodes is counsel to the law firm of Willkie Farr & Gallagher and a Director of Loral and GTL and a member of the Executive and Audit Committees of the Boards of Directors of both Loral and GTL.

                                    EXPERTS

     The annual financial statements of GTL and Globalstar incorporated in this prospectus by reference from GTL's and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1998 and the balance sheets of Globalstar Capital and Loral/Qualcomm Satellite Services, L.P., as of December 31, 1998 and 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included or incorporated by reference in this prospectus, and have been so included or incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC which you can read at the SEC's Web site at http://www.sec.gov. You can also read these documents at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, NY. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms.

     We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's web site and public reference facilities. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can satisfy our legal obligations to disclose important information contained in those documents by referring you to them. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. More recent information that we file with the SEC automatically updates and supersedes any inconsistent information contained in prior filings.

     The documents listed below have been filed under the Securities and Exchange Act of 1934 with the SEC and are incorporated herein by reference:

     - GTL's and Globalstar's Annual Report on Form 10-K for the year ended December 31, 1998;

     - GTL's and Globalstar's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     - GTL's and Globalstar's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999;

     - GTL's Proxy Statement relating to the 1999 Annual Meeting of
       Shareholders;

     - GTL's and Globalstar's Current Report on Form 8-K, filed January 8, 1999;

     - GTL's and Globalstar's Current Report on Form 8-K, filed January 22,
       1999;

     - GTL's and Globalstar's Current Report on Form 8-K, filed August 6, 1999; and

     - the description of GTL's common stock contained in GTL's registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the securities under this prospectus is completed.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to Globalstar Telecommunications Limited, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda, Attn: Secretary, (441) 295-2244. For information about Globalstar and Globalstar Capital, please direct your request in writing or by telephone to Globalstar, L.P. at 3200 Zanker Road, P.O. Box 640670, San Jose, California 95134-0670, Attention Stephen C. Wright, (408) 933-4000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         INDEX TO FINANCIAL STATEMENTS


GLOBALSTAR CAPITAL CORPORATION
Independent Auditors' Report................................    F-2
Balance Sheets..............................................    F-3
Notes to Balance Sheets.....................................    F-4
LORAL/QUALCOMM SATELLITE SERVICES, L.P.
Independent Auditors' Report................................    F-6
Balance Sheets..............................................    F-7
Notes to Balance Sheets.....................................    F-8

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of Globalstar Capital Corporation:

     We have audited the accompanying balance sheets of Globalstar Capital Corporation (a wholly-owned subsidiary of Globalstar, L.P.) as of December 31, 1998 and 1997. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

     In our opinion, such balance sheets present fairly, in all material respects, the financial position of Globalstar Capital Corporation as of December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
February 16, 1999

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1998      1997
                                                                ------    ------
ASSETS
Receivable from Parent......................................    $1,000    $1,000
                                                                ======    ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Commitments and contingencies (Note 3)......................
Stockholder's equity........................................
  Common stock, par value $.10; 1,000 shares authorized,
     issued and outstanding.................................    $   10    $   10
Paid-in capital.............................................       990       990
                                                                ------    ------
                                                                $1,000    $1,000
                                                                ======    ======

See notes to balance sheets.

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                            NOTES TO BALANCE SHEETS

1.  ORGANIZATION

     Globalstar Capital Corporation ("Globalstar Capital"), a wholly-owned subsidiary of Globalstar, L.P. ("Globalstar") was formed on July 24, 1995 for the primary purpose of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar.

2.  COMMITMENTS AND CONTINGENCIES

     Globalstar Capital is a co-obligor on the following Globalstar borrowings:

11 3/8% $500 MILLION SENIOR NOTES DUE 2004

     In February, 1997, Globalstar sold $500 million principal amount of 11 3/8% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's 8% Convertible Redeemable Preferred Partnership Interests ("8% RPPIs"), may not be redeemed prior to February 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

11 1/4% $325 MILLION SENIOR NOTES DUE 2004

     In June, 1997, Globalstar sold $325 million principal amount of 11 1/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's 8% RPPIs, may not be redeemed prior to June 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

10 3/4% $325 MILLION SENIOR NOTES DUE 2004

     In October, 1997, Globalstar sold $325 million principal amount of 10 3/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's 8% RPPI's, may not be redeemed prior to November 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

11 1/2% $300 MILLION SENIOR NOTES DUE 2005

     In May, 1998, Globalstar sold $300 million principal amount of 11 1/2% Senior Notes due 2005 in a private offering. The notes are senior in right of payment to Globalstar's 8% RPPI's, may not be redeemed prior to June 2003 and are subject to a prepayment premium prior to 2005. Interest is paid semi-annually.

     The indentures for the 11 3/8% Senior Notes, the 11 1/4% Senior Notes, the 10 3/4% Senior Notes, and the 11 1/2% Senior Notes contain certain covenants that, among other things, limit the ability of Globalstar to incur additional debt, issue preferred stock, or pay dividends and certain distributions. In certain limited circumstances involving a change of control of Globalstar, as defined, each note is redeemable at the option of the holder for 101% of the principal amount plus accrued interest.

     Globalstar Capital is a guarantor of a $250 million credit agreement between Globalstar and a group of banks. At December 31, 1998, and December 31, 1997, there were no borrowings outstanding under this agreement.

                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)

3.  SUBSEQUENT EVENTS

     On January 21, 1999, Globalstar sold to GTL 7 million units (face amount of $50 per unit) of 8% RPPIs in Globalstar, in connection with GTL's offering of 7 million shares (face amount of $50 per share) of 8% Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"). Dividends on the 8% RPPIs and the Preferred Stock accrue at 8% per annum and are payable quarterly. Globalstar is using the funds for the construction and deployment of the Globalstar System.

     The Preferred Stock is convertible into shares of GTL common stock at a conversion price of $23.2563 per share, subject to adjustment for certain antidilution events. As of January 21, 1999, the Preferred Stock was convertible into 15,049,685 shares of GTL common stock. Loral purchased 3 million shares ($150 million face amount) of the Preferred Stock issued, in order to maintain its prior percentage ownership interest in Globalstar.

     The Preferred Stock has limited voting rights. With respect to dividend rights and rights upon liquidation, winding up and dissolution, the Preferred Stock ranks senior to common stock and to all other future series of preferred stock or other class of capital stock of GTL, the terms of which do not expressly provide that such series or class ranks senior to or on parity with the Preferred Stock. Prior to its mandatory redemption date, the Preferred Stock is redeemable (at a premium which declines over time) by GTL beginning in February 2002 (or beginning in February 2000 if GTL's stock price exceeds certain defined price ranges). Payments due on the Preferred Stock may be made in cash, GTL common stock or a combination of both at the option of GTL. In the event accrued and unpaid dividends accumulate to an amount equal to six quarterly dividends, holders of the majority of the outstanding shares of Preferred Stock will be entitled to elect additional members to GTL's Board of Directors.

     The 8% RPPIs rank senior to ordinary partnership interests and have terms substantially similar to the Preferred Stock. However, they are subordinate to all existing and future liabilities of Globalstar, and cash distributions thereon are limited to the amount of the partnership capital accounts that are maintained for such interests. The 8% RPPIs will convert to ordinary partnership interests upon any conversion of the Preferred Stock into GTL common stock. Payments due on the 8% RPPIs may be made in cash. Globalstar ordinary partnership interests or a combination of both at the option of Globalstar.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Loral/Qualcomm Satellite Services, L.P.

     We have audited the accompanying balance sheets of Loral/Qualcomm Satellite Services, L.P. (a General Partner of Globalstar, L.P.) as of December 31, 1998 and 1997. These balance sheets are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these balance sheets based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

     In our opinion, such balance sheets present fairly, in all material respects, the financial position of Loral/Qualcomm Satellite Services, L.P. as of December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
February 16, 1999

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1998            1997
                                                               ------------    ------------
ASSETS:
Investment in Globalstar, L.P. ............................         $--             $--
Total assets...............................................
                                                                    ==              ==
PARTNERS' CAPITAL:
Partnership interests (18,000 interests outstanding).......         $--             $--
Total partners' capital....................................
                                                                    ==              ==

See notes to balance sheets.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            NOTES TO BALANCE SHEETS

1.  ORGANIZATION AND BACKGROUND

     Loral/Qualcomm Satellite Services, L.P. ("LQSS"), was formed in November 1993 as a Delaware limited partnership with a December 31 fiscal year end. The general partner of LQSS is Loral/Qualcomm Partnership, L.P. ("LQP"), a limited partnership whose general partner is Loral General Partner, Inc. ("LGP"), a subsidiary of Loral Space & Communications Ltd., a Bermuda company ("Loral") and whose limited partners include a subsidiary of QUALCOMM Incorporated ("Qualcomm").

     Effective April 23, 1996, a merger between Loral Corporation ("Old Loral") and Lockheed Martin Corporation ("Lockheed Martin") was completed. In conjunction with the merger, Old Loral's space and communications businesses, including its direct and indirect interests in LGP, LQP, LQSS, Globalstar, L.P. ("Globalstar"), Globalstar Telecommunications Limited ("GTL"), Space Systems/Loral, Inc. ("SS/L"), and other affiliated businesses, as well as certain other assets, were transferred to Loral.

     LQSS's only activity is acting as the managing general partner of Globalstar, a development stage limited partnership, which was founded to design, construct and operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system (the "Globalstar System"). The Globalstar System's world-wide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless communications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified.

     At December 31, 1998, LQSS held a 30.9% interest in Globalstar's outstanding partnership interests. As LQSS's investment in Globalstar is LQSS's only asset, LQSS is dependent upon Globalstar's success and achievement of profitable operations for the recovery of its investment. Globalstar is a development stage limited partnership which may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, potential launch failures which could delay the program schedule, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations and effect the recoverability of LQSS's investment. All expenses necessary to maintain LQSS's operations are borne by Globalstar.

     While it is not anticipated that LQSS will incur any direct obligations for borrowed money or any other liabilities, it will, as a general partner of Globalstar, be jointly and severally liable for all liabilities of Globalstar other than those that are by contract made expressly non-recourse to Globalstar's general partners or otherwise guaranteed. Limited partners in LQSS do not, in general, have such joint and several liability.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT IN GLOBALSTAR, L.P.

     LQSS accounts for its investment in Globalstar using the equity method of accounting. Under this method, LQSS recognizes its allocated share of Globalstar's net loss, for each period since its initial investment in March 1994. The difference between LQSS's initial investment in Globalstar and its interest in Globalstar's ordinary partnership capital, at that time, is attributable to certain intangible assets contributed to Globalstar for development of the Globalstar System; this difference will be accreted by LQSS on a ratable basis upon Globalstar's commencement of commercial services. During 1995, LQSS's investment in Globalstar was reduced to zero. Accordingly, LQSS has discontinued providing for its allocated share of Globalstar's net losses, and will recognize a liability as a result of its general partner status in Globalstar only in the event that Globalstar's losses result in an aggregate ordinary partners' capital deficiency. At December 31, 1998, suspended losses representing LQSS's unrecognized equity in Globalstar's net losses aggregated approximately $107,944,000.

NET (LOSS) INCOME ALLOCATION

     The partnership agreements of LQSS and Globalstar provide that net losses of each partnership are allocated among the partners with positive adjusted capital account balances in accordance with their relative percentage interests until the adjusted capital account balances of all partners are zero. Any further net loss is allocated to the general partner.

     Net income of each partnership is allocated among the partners in proportion to, and to the extent of, distributions made to the partners out of receipts for the period, as defined, then in proportion to and to the extent of negative adjusted capital account balances and then in accordance with percentage interests.

     Under the terms of the partnership agreements, adjusted partners' capital accounts are calculated in accordance with the principles of U.S. Treasury Regulations governing the allocation of taxable income and loss including adjustments to reflect the fair market value (including intangibles) of partnership assets upon certain capital transactions including a sale of partnership interests. Such adjustments are not permitted under generally accepted accounting principles and, accordingly, are not reflected in the accompanying financial statements.

INCOME TAXES

     LQSS was organized as a Delaware limited partnership. As such, no income tax provision (benefit) is included in the accompanying financial statements since U.S. income taxes are the responsibility of its partners. Generally, taxable income (loss), deductions and credits of LQSS will be passed proportionately through to its partners.

3.  INVESTMENT IN GLOBALSTAR

     On March 23, 1994, LQSS entered into a subscription agreement to acquire 18,000,000 general ordinary partnership interests in Globalstar for $50,000,000. LQSS paid $38,691,000 in cash during 1994 and 1995 and received a credit of $11,309,000 against its capital subscription, as compensation

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)

for certain costs incurred by the partners of its general partner, LQP. As of December 31, 1998, Globalstar had 38,242,593 general and 19,937,500 limited ordinary partnership interests outstanding.

     On February 14, 1995, GTL completed an initial public offering of 40,000,000 shares of common stock, resulting in net proceeds of $185,750,000, which were used to purchase 10,000,000 ordinary general partnership interests in Globalstar. LQSS and the other partners in Globalstar have the right to exchange their ordinary partnership interests into shares of GTL common stock on an approximate one-for-four basis following the Full Coverage Date, as defined, of the Globalstar System and after two consecutive quarters of positive net income, subject to certain annual limitations. GTL has reserved approximately 152 million shares for this purpose.

     In May 1997 and June 1998, GTL issued two-for-one stock splits in the form of 100% stock dividends. Prior to the stock splits, GTL's equity securities and convertible securities were represented by equivalent Globalstar partnership interests on an approximate one-for-one basis. Globalstar's partnership interests were not affected by the GTL stock splits and, accordingly, GTL's equity securities are now represented by equivalent Globalstar partnership interests on an approximate four-for-one basis. All GTL shares and per share amounts have been restated to reflect the two-for-one stock splits.

     On December 15, 1995, Globalstar entered into a $250 million credit agreement (the "Global Credit Agreement") with a group of banks. Lockheed Martin, Qualcomm, SS/L and another Globalstar partner have guaranteed $206.3 million, $21.9 million, $11.7 million and $10.1 million of the Globalstar Credit Agreement, respectively. In addition, Loral agreed to indemnify Lockheed Martin for any liability in excess of $150 million.

     Pursuant to other equity arrangements entered into by Globalstar, additional Globalstar ordinary partnership interests have been reserved for issuance. As LQSS is not a participant in such arrangements, such issuances would result in the dilution of LQSS's interest in Globalstar's ordinary partnership interests. At December 31, 1998 and 1997, LQSS held directly 18,000,000 ordinary general partnership interests, or 30.9% and 34.4%, of the outstanding 58,180,093 and 52,319,076 ordinary partnership interests of Globalstar, respectively.

     At December 31, 1998, Globalstar had reserved additional ordinary partnership interests for issuance for: exercise of warrants to purchase GTL common stock issued in connection with Globalstar's 11 3/8% Senior Notes due 2004 (1,017,331 interests), exercise of a warrant issued to China Telecom to purchase Globalstar ordinary partnership interests (937,500 interests), and interests reserved for issuance under GTL's 1994 stock option plan (617,873 interests). Assuming all such reserved interests had been issued at December 31, 1998, LQSS's direct interest in Globalstar's ordinary partnership interests would have decreased to 29.6%.

     On January 21, 1999, Globalstar sold GTL $350 million face amount of 8% redeemable preferred partnership interests ("8% RPPI's") in connection with GTL's offering of $350 million of 8% Convertible Preferred Stock due 2011. Conversion of the 8% RPPI's would result in the issuance of 3,762,421 interests, subject to adjustment for certain antidilution events. Assuming all such reserved interests had been issued at December 31, 1998, LQSS's direct interest in Globalstar's ordinary partnership interests would have decreased to 27.9%.

                    LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)

     In addition, Globalstar may elect to make the preferred distribution on the 8% RPPI's in ordinary partnership interests, versus cash, which would further dilute LQSS's direct interest in Globalstar's ordinary partnership interests.

4.  PARTNERS' CAPITAL

     On March 23, 1994, LQSS received capital subscriptions of $50,000,000 for a 42.2% general partnership interest and 57.8% limited partnership interests, representing all issued and outstanding partnership interests. Of these capital subscriptions, $38,691,000 was received in cash during 1994 and 1995 and a capital subscription credit of $11,309,000 was issued to the general and limited partners as compensation for expenditures incurred by Loral and Qualcomm from January 1, 1993 through March 22, 1994, relating to the Globalstar System. LQSS was in turn granted a credit against its capital subscription payable to Globalstar for the same amount.

     On April 14, 1997, LQSS effected a six-for-one split of partnership interests so that one LQSS partnership interest would represent an effective ownership of one Globalstar partnership interest. All LQSS interest and per interest amounts have been restated to reflect the six-for-one split.

5.  RELATED PARTY TRANSACTIONS

GLOBALSTAR MANAGING PARTNER'S ALLOCATION

     Commencing after the initiation of Globalstar's services, LQSS will receive a managing partner's allocation equal to 2.5% of Globalstar's revenues up to $500 million, plus 3.5% of revenues in excess of $500 million. This managing partner's allocation will be distributed to LQSS's general partner, LQP. Should Globalstar incur a net loss in any year following commencement of services, the allocation for that year will be reduced by 50% and Globalstar will be reimbursed for allocation payments, if any, made in any prior quarter of such year, sufficient to reduce the management allocation for such year to 50%. No allocations have been received to date. The allocation may be deferred (with interest 4% per annum) in any quarter in which Globalstar would report negative cash flow from operations if the allocation were made.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

 GLOBALSTAR TELECOMMUNICATIONS          GLOBALSTAR, L.P.
            LIMITED              GLOBALSTAR CAPITAL CORPORATION
         COMMON STOCK                    DEBT SECURITIES
        PREFERRED STOCK
           WARRANTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1999

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                             HAMILTON HM12, BERMUDA
                           TELEPHONE: (441) 295-2244

                         COMMISSION FILE NUMBER 0-25456

                     JURISDICTION OF INCORPORATION: BERMUDA

                     IRS IDENTIFICATION NUMBER: 13-3795510

                                GLOBALSTAR, L.P.

                                3200 ZANKER ROAD
                               SAN JOSE, CA 95134
                           TELEPHONE: (408) 933-4000

                       COMMISSION FILE NUMBER: 333-25461

                    JURISDICTION OF INCORPORATION: DELAWARE

                     IRS IDENTIFICATION NUMBER: 13-3759024

     The registrants have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and have been subject to such filing requirements for the past 90 days.

     As of October 31, 1999, there were 82,202,122 shares of Globalstar Telecommunications Limited common stock outstanding.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Part I.   FINANCIAL INFORMATION
          Globalstar Telecommunications Limited (A General Partner of
            Globalstar L.P.)..........................................    2
          Globalstar, L.P. (A Development Stage Limited
            Partnership)..............................................    7
          Management's Discussion and Analysis of Financial Condition
            and Results of Operations.................................   14

Part II.  OTHER INFORMATION
          Exhibits and Reports of Form 8-K............................   19

                                     PART I

                             FINANCIAL INFORMATION

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                               (UNAUDITED)        (NOTE)
ASSETS
Investment in Globalstar, L.P.:
  Redeemable preferred partnership interests................    $ 340,109       $      --
  Dividends receivable......................................        3,500              --
  Ordinary partnership interests............................      523,467         568,394
  Ordinary partnership warrants.............................       11,568          12,034
                                                                ---------       ---------
     Total assets...........................................    $ 878,644       $ 580,428
                                                                =========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Dividends payable.........................................    $   3,500       $      --
Commitments and contingencies (Note 4)
Shareholders' equity:
  8% Convertible redeemable preferred stock, $.01 par value,
     10,000,000 shares authorized (6,999,900 issued and
     outstanding at September 30, 1999), $350 million
     redemption value.......................................      340,109              --
  Common stock, $1.00 par value, 600,000,000 shares
     authorized (82,196,315 and 82,016,679 issued and
     outstanding at September 30, 1999 and December 31,
     1998, respectively)....................................       82,196          82,017
Paid-in capital.............................................      591,940         588,802
Warrants....................................................       11,568          12,034
Accumulated deficit.........................................     (150,669)       (102,425)
                                                                ---------       ---------
     Total shareholders' equity.............................      875,144         580,428
                                                                ---------       ---------
     Total liabilities and shareholders' equity.............    $ 878,644       $ 580,428
                                                                =========       =========

NOTE: The December 31, 1998 balance sheet has been derived from audited financial statements at that date.

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                      SEPTEMBER 30,          SEPTEMBER 30,
                                                    ------------------    --------------------
                                                     1999       1998        1999        1998
                                                    -------    -------    --------    --------
Equity in net loss applicable to ordinary
partnership interests of Globalstar, L.P..........  $16,769    $14,555    $ 48,244    $ 35,124
Dividend income on Globalstar, L.P. redeemable
  preferred partnership interests.................   (7,129)        --     (21,819)    (22,197)
Interest expense on convertible preferred
  equivalent obligations..........................       --         --       2,510      22,197
                                                    -------    -------    --------    --------
Net loss..........................................    9,640     14,555      28,935      35,124
Preferred dividends on 8% convertible redeemable
  preferred stock and accretion to redemption
  value...........................................    7,129         --      19,309          --
                                                    -------    -------    --------    --------
Net loss applicable to common shareholders........  $16,769    $14,555    $ 48,244    $ 35,124
                                                    =======    =======    ========    ========
Net loss per share -- basic and diluted...........  $  0.20    $  0.18    $   0.59    $   0.48
                                                    =======    =======    ========    ========
Weighted average shares outstanding -- basic
  and diluted.....................................   82,062     82,008      82,035      72,973
                                                    =======    =======    ========    ========

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                1999           1998
                                                              ---------    -------------
Operating activities:
Net loss....................................................  $ (28,935)     $(35,124)
  Equity in net loss applicable to ordinary partnership
     interests of Globalstar, L.P...........................     48,244        35,124
  Accretion to redemption value of redeemable preferred
     partnership interests..................................       (339)         (351)
  Dividends accrued on redeemable preferred partnership
     interests..............................................     (3,500)        1,679
  Amortization of convertible preferred equivalent
     obligation issue costs.................................         --           351
  Change in operating liability:
     Interest payable.......................................         --        (1,679)
                                                              ---------      --------
       Net cash provided by operating activities............     15,470            --
                                                              ---------      --------
Investing activities:
  Purchase of ordinary partnership interests in Globalstar,
     L.P....................................................     (2,846)       (1,093)
  Purchase of redeemable preferred partnership interests in
     Globalstar, L.P........................................   (339,775)           --
                                                              ---------      --------
       Net cash used in investing activities................   (342,621)       (1,093)
                                                              ---------      --------
Financing activities:
  Net proceeds from issuance of common stock upon exercise
     of options and warrants................................      2,846         1,093
  Proceeds from issuance of 8% convertible redeemable
     preferred stock........................................    339,775            --
  Payment of dividends related to preferred stock...........    (15,470)           --
                                                              ---------      --------
       Net cash provided by financing activities............    327,151         1,093
                                                              ---------      --------
Net increase (decrease) in cash and cash equivalents........         --            --
Cash and cash equivalents, beginning of period..............         --            --
                                                              ---------      --------
Cash and cash equivalents, end of period....................  $      --      $     --
                                                              =========      ========
Non-cash transactions:
  Conversion of redeemable preferred partnership interests
     and related dividend make-whole payment into ordinary
     partnership interests..................................  $       5      $320,250
                                                              =========      ========
  Common stock issued upon conversion of convertible
     preferred equivalent obligations and related interest
     make-whole payment.....................................  $      --      $320,250
                                                              =========      ========
  Common stock issued upon conversion of the 8% convertible
     redeemable preferred stock.............................  $       5      $     --
                                                              =========      ========
Supplemental information:
  Interest paid during the period...........................  $   2,510      $  5,038
                                                              =========      ========

                  See notes to condensed financial statements.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared by Globalstar Telecommunications Limited ("GTL") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of GTL, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules. GTL believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. These condensed financial statements should be read in conjunction with GTL's audited financial statements and notes thereto included in the latest Annual Report on Form 10-K for GTL and Globalstar, L.P. ("Globalstar").

2. ORGANIZATION AND BUSINESS

     On November 23, 1994, GTL was incorporated as an exempted company under the Companies Act 1981 of Bermuda. GTL's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     GTL's sole business is acting as a general partner of Globalstar, which is building and will operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system.

     At September 30, 1999, GTL held 34.8% of the outstanding ordinary partnership interests and 100% of the outstanding 8% Redeemable Preferred Partnership Interests ("8% RPPIs") (see Note 4) of Globalstar. GTL accounts for its investment in Globalstar on the equity method, recognizing its allocated share of net losses in the period incurred. GTL's allocated share of Globalstar's net losses applicable to ordinary partnership interests from the period February 22, 1995 through September 30, 1999 was $150,669,000.

     GTL's equity securities and convertible securities are represented by equivalent Globalstar partnership interests on an approximate four-for-one basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Earnings Per Share

     GTL follows Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") in presenting basic and diluted earnings per share. Due to GTL's net losses for the three and nine months ended September 30, 1999 and 1998, diluted weighted average common shares outstanding excludes the weighted average effect of the assumed conversion of GTL's 8% Convertible Redeemable Preferred Stock into 15.0 million and 13.9 million common shares for the three and nine months ended September 30, 1999, respectively, the assumed exercise of outstanding options and warrants into 7.9 million and 5.7 million common shares for the three months ended September 30, 1999 and 1998, respectively, and into
6.9 million and 5.7 million common shares for the nine months ended September 30, 1999 and 1998, respectively, and the assumed conversion, prior to actual conversion in April 1998, of GTL's Convertible Preferred Equivalent Obligations into 8.9 million common shares for the nine months ended September 30, 1998, as their effect would have been anti-dilutive. Accordingly, basic and diluted net loss per share is based on the net loss applicable to common shareholders' and the weighted average common shares outstanding for the three and nine months ended September 30, 1999 and 1998.

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                    (A GENERAL PARTNER OF GLOBALSTAR, L.P.)

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

4. SHAREHOLDERS' EQUITY

  8% Convertible Redeemable Preferred Stock

     On January 21, 1999, GTL sold 7 million shares (face amount of $50 per share) of 8% Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"). The Preferred Stock has an aggregate liquidation preference equal to its $350 million aggregate redemption value and a mandatory redemption date of February 15, 2011. Dividends accrue at 8% per annum and are payable quarterly. The Preferred Stock is convertible into shares of GTL common stock at a conversion price of $23.2563 per share, subject to adjustment for certain antidilution events. As of September 30, 1999, the Preferred Stock was convertible into 15,049,470 shares of GTL common stock. Loral Space & Communications Ltd. ("Loral") purchased 3 million shares ($150 million face amount) of the Preferred Stock issued, in order to maintain its prior percentage ownership interest in Globalstar.

     The Preferred Stock has limited voting rights. With respect to dividend rights and rights upon liquidation, winding up and dissolution, the Preferred Stock ranks senior to common stock and to all other future series of preferred stock or other class of capital stock of GTL, the terms of which do not expressly provide that such series or class ranks senior to or on parity with the Preferred Stock. Prior to its mandatory redemption date, the Preferred Stock is redeemable (at a premium which declines over time) by GTL beginning in February 2002 (or beginning in February 2000 if GTL's stock price exceeds certain defined price ranges). Payments due on the Preferred Stock may be made in cash, GTL common stock or a combination of both at the option of GTL. In the event accrued and unpaid dividends accumulate to an amount equal to six quarterly dividends, holders of the majority of the outstanding shares of Preferred Stock will be entitled to elect additional members to GTL's Board of Directors.

     GTL used the net proceeds of approximately $340 million to purchase 7 million units (face amount of $50 per unit) of Globalstar's 8% RPPIs having terms substantially similar to those of the Preferred Stock.

5. CREDIT FACILITY

     In August 1999, Globalstar completed a $500 million credit facility with Bank of America. The credit facility is guaranteed by two subsidiaries of Loral, which pledged certain assets to support the transaction. Loral received consideration for its guarantee in the form of warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of common stock of GTL).

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT PARTNERSHIP INTEREST DATA)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                               (UNAUDITED)        (NOTE)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  171,343       $   56,739
  Insurance proceeds receivable.............................           --           28,500
  Production gateways and user terminals....................      126,733          145,509
  Other current assets......................................        4,323            5,540
                                                               ----------       ----------
     Total current assets...................................      302,399          236,288
Property and equipment, net.................................        5,411            4,958
Globalstar System under construction:
  Space segment.............................................    2,072,705        1,678,514
  Ground segment............................................      954,769          686,848
                                                               ----------       ----------
                                                                3,027,474        2,365,362
Additional spare satellites.................................       22,488               --
Deferred financing costs....................................      163,935           15,845
Other assets................................................       48,404           47,572
                                                               ----------       ----------
     Total assets...........................................   $3,570,111       $2,670,025
                                                               ==========       ==========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..........................................   $    8,243       $   14,240
  Payable to affiliates.....................................      405,511          216,542
  Vendor financing liability................................      170,343          127,180
  Accrued expenses..........................................       17,753           11,679
  Accrued interest..........................................       45,509           31,549
                                                               ----------       ----------
     Total current liabilities..............................      647,359          401,190
Deferred revenues...........................................       25,811           25,811
Vendor financing liability, net of current portion..........      250,034          243,990
Deferred interest payable...................................          582              458
Term Loan B notes payable ($300,000 principal amount).......      300,000               --
11 3/8% Senior notes payable ($500,000 principal amount)....      479,692          479,566
11 1/4% Senior notes payable ($325,000 principal amount)....      307,190          306,949
10 3/4% Senior notes payable ($325,000 principal amount)....      321,122          320,997
11 1/2% Senior notes payable ($300,000 principal amount)....      289,066          288,663
Commitments and contingencies (Notes 4, 6 and 8)
Partners' capital:
  8% redeemable preferred partnership interests (6,999,900
     outstanding at September 30, 1999), $350 million
     redemption value.......................................      340,109               --
  Ordinary partnership interests (58,225,002 and 58,180,093
     outstanding at September 30, 1999 and December 31,
     1998, respectively)....................................      439,532          573,421
  Warrants..................................................      169,614           28,980
                                                               ----------       ----------
     Total partners' capital................................      949,255          602,401
                                                               ----------       ----------
     Total liabilities and partners' capital................   $3,570,111       $2,670,025
                                                               ==========       ==========

NOTE: The December 31, 1998 balance sheet has been derived from audited consolidated financial statements at that date.

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER INTEREST DATA)
                                  (UNAUDITED)

                                                                                    CUMULATIVE
                                  THREE MONTHS ENDED     NINE MONTHS ENDED        MARCH 23, 1994
                                    SEPTEMBER 30,          SEPTEMBER 30,         (COMMENCEMENT OF
                                  ------------------    --------------------      OPERATIONS) TO
                                   1999       1998        1999        1998      SEPTEMBER 30, 1999
                                  -------    -------    --------    --------    ------------------
Operating expenses:
Development costs...............  $21,803    $18,285    $ 78,856    $ 51,943         $353,872
  Marketing, general and
     administrative.............   20,067     10,817      42,860      30,199          154,562
  Loss from launch failure......       --     17,315          --      17,315           17,315
                                  -------    -------    --------    --------         --------
     Total operating expenses...   41,870     46,417     121,716      99,457          525,749
Interest income.................      833      4,462       4,908      14,282           62,685
                                  -------    -------    --------    --------         --------
Net loss........................   41,037     41,955     116,808      85,175          463,064
Preferred distributions on
  redeemable preferred
  partnership interests and
  accretion to redemption
  value.........................    7,129         --      21,819      22,197           82,541
                                  -------    -------    --------    --------         --------
Net loss applicable to ordinary
  partnership interests.........  $48,166    $41,955    $138,627    $107,372         $545,605
                                  =======    =======    ========    ========         ========
Net loss per ordinary
  partnership interest -- basic
  and diluted...................  $  0.83    $  0.72    $   2.38    $   1.93
                                  =======    =======    ========    ========
Weighted average ordinary
  partnership interests
  outstanding -- basic and
  diluted.......................   58,191     58,178      58,185      55,697
                                  =======    =======    ========    ========

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                            CUMULATIVE
                                                                NINE MONTHS ENDED         MARCH 23, 1994
                                                                  SEPTEMBER 30,          (COMMENCEMENT OF
                                                              ----------------------      OPERATIONS) TO
                                                                1999         1998       SEPTEMBER 30, 1999
                                                              ---------    ---------    ------------------
Operating activities:
 Net loss...................................................  $(116,808)   $ (85,175)      $  (463,064)
 Loss from launch failure...................................         --       17,315            17,315
 Deferred revenues..........................................         --       (2,941)           25,811
 Stock compensation transactions............................      1,280          964             4,171
 Depreciation and amortization..............................      1,704        1,243             5,672
 Changes in operating assets and liabilities
   Other current assets.....................................      1,217       (1,199)           (4,323)
   Other assets.............................................        (35)      (2,205)          (10,616)
   Accounts payable.........................................     (6,753)       9,840             5,168
   Payable to affiliates....................................     51,366       31,733           131,077
   Accrued expenses.........................................      2,574          315            14,253
                                                              ---------    ---------       -----------
     Net cash used in operating activities..................    (65,455)     (30,110)         (274,536)
                                                              ---------    ---------       -----------
Investing activities:
 Globalstar System under construction.......................   (662,112)    (528,030)       (3,235,289)
 Insurance proceeds from launch failure.....................     28,500           --           190,500
 Payable to affiliates for Globalstar System under
   construction.............................................    115,115      (58,576)          242,638
 Capitalized interest accrued...............................     21,557       26,767            83,092
 Accounts payable and other transactions....................        897         (516)            3,216
 Vendor financing liability.................................     49,207      137,601           420,377
                                                              ---------    ---------       -----------
 Cash used for Globalstar System............................   (446,836)    (422,754)       (2,295,466)
 Production gateways and user terminals.....................     18,776      (73,731)         (126,733)
 Additional spare satellites................................    (22,488)          --           (22,488)
 Payables to affiliates for additional spare satellites.....     22,488           --            22,488
 Purchases of property and equipment........................     (2,157)      (2,994)          (11,083)
 Deferred FCC license costs.................................       (797)        (627)           (9,796)
 Purchases of investments...................................         --           --          (126,923)
 Maturity of investments....................................         --           --           126,923
                                                              ---------    ---------       -----------
     Net cash used in investing activities..................   (431,014)    (500,106)       (2,443,078)
                                                              ---------    ---------       -----------
Financing activities:
 Net proceeds from issuance of $500,000 11 3/8% Senior
   Notes....................................................         --           --           472,090
 Proceeds from warrants issued in connection with $500,000
   11 3/8% Senior Notes.....................................         --           --            12,210
 Net proceeds from issuance of $325,000 11 1/4% Senior
   Notes....................................................         --           --           301,850
 Net proceeds from issuance of $325,000 10 3/4% Senior
   Notes....................................................         --           --           320,197
 Net proceeds from issuance of $300,000 11 1/2% Senior
   Notes....................................................         --      287,552           287,552
 Proceeds from issuance of $300,000 Term Loan B.............    300,000           --           291,298
 Deferred financing costs...................................    (13,568)          --            (6,991)
 Proceeds from capital subscriptions receivable.............         --           --           282,441
 Payment of accrued capital raising costs...................         --           --            (2,400)
 Sale of ordinary partnership interests.....................      2,846       19,843           349,388
 Sale of redeemable preferred partnership interests to
   GTL......................................................    339,775           --           639,275
 Distributions on redeemable preferred partnership
   interests................................................    (17,980)      (5,037)          (58,000)
 Prepaid interest on redeemable preferred partnership
   interests................................................         --           --                47
 Borrowings under long-term revolving credit facility.......     75,000           --           246,000
 Repayment of borrowings under long-term revolving credit
   facility.................................................    (75,000)          --          (246,000)
                                                              ---------    ---------       -----------
     Net cash provided by financing activities..............    611,073      302,358         2,888,957
                                                              ---------    ---------       -----------
Net increase (decrease) in cash and cash equivalents........    114,604     (227,858)          171,343
Cash and cash equivalents, beginning of period..............     56,739      464,154                --
                                                              ---------    ---------       -----------
Cash and cash equivalents, end of period....................  $ 171,343    $ 236,296       $   171,343
                                                              =========    =========       ===========
Noncash transactions:
 Payable to affiliates......................................                               $     9,308
                                                                                           ===========
 Accrual of capital raising costs...........................                               $     2,400
                                                                                           ===========
 Deferred FCC license costs.................................                               $     2,235
                                                                                           ===========
 Warrants issued in exchange for debt guarantee.............  $ 141,000                    $   163,601
                                                              =========                    ===========
 Accretion to redemption value of preferred partnership
   interests................................................  $     339    $     351       $     4,279
                                                              =========    =========       ===========
 Ordinary partnership interests distributed upon conversion
   of redeemable preferred partnership interests and related
   dividend make-whole payment..............................  $       5    $ 320,250       $   320,255
                                                              =========    =========       ===========
 Warrants issued to China Telecom to acquire ordinary
   partnership interests....................................               $  31,917       $    31,917
                                                                           =========       ===========
 Dividends accrued..........................................  $   3,500                    $     3,500
                                                              =========                    ===========
Supplemental Information:
 Interest paid..............................................  $ 113,502    $  93,348       $   310,422
                                                              =========    =========       ===========

           See notes to condensed consolidated financial statements.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared by Globalstar, L.P. ("Globalstar") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of Globalstar, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules. Globalstar believes that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with Globalstar's audited consolidated financial statements and notes thereto included in the latest Annual Report on Form 10-K for Globalstar Telecommunications Limited ("GTL") and Globalstar.

2. ORGANIZATION AND BUSINESS

     Globalstar, founded by Loral Space & Communications Ltd. ("Loral") and QUALCOMM Incorporated ("Qualcomm"), is building and will operate a worldwide, low-earth orbit satellite-based wireless digital telecommunications system (the "Globalstar(TM) System").

     Globalstar, a Delaware limited partnership with a December 31 fiscal year end, was formed in November 1993. It had no activities until March 23, 1994, when it received capital subscriptions for $275 million and commenced operations. The accompanying condensed consolidated financial statements reflect the operations of Globalstar from that date.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage Company

     Globalstar is devoting substantially all of its efforts to the launch, licensing, construction and testing of the Globalstar System, and establishing its business. Globalstar's planned principal operations have not commenced and, accordingly, Globalstar is a development stage company as defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Enterprises."

     On October 11, 1999, the Company announced a phased roll-out of service in regions of the world covered by its first nine gateways. By the end of 1999, Globalstar expects to have a total of nine gateways in operation. All of the 38 gateways on order have been manufactured and are ready for installation.

     Globalstar may encounter problems, delays and expenses, many of which may be beyond Globalstar's control. These may include, but are not limited to, launch delays and launch failures, in-orbit failures, problems related to technical development of the system, testing, regulatory compliance, manufacturing and assembly, having user terminals available in sufficient quantities, the competitive and regulatory environment in which Globalstar will operate, marketing problems and costs and expenses that may exceed current estimates. There can be no assurance that substantial delays in any of the foregoing matters would not delay Globalstar's achievement of profitable operations.

  Earnings Per Ordinary Partnership Interest

     Globalstar follows Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128") in presenting basic and diluted earnings per partnership interest. Due to Globalstar's net losses for the three and nine months ended September 30, 1999 and 1998, diluted weighted average ordinary partnership interests outstanding excludes the weighted average effect of the assumed conversion of the 8%

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Redeemable Preferred Partnership Interests ("RPPI's") into 3.8 million and 3.5 million ordinary partnership interests for the three and nine months ended September 30, 1999, and the assumed issuance of ordinary partnership interests upon exercise of GTL's outstanding options and warrants into 5.2 million and 2.4 million ordinary partnership interests for the three months ended September 30, 1999 and 1998, respectively, and into 3.4 million and 2.8 million ordinary partnership interests for the nine months ended September 30, 1999 and 1998, respectively, and the assumed conversion, prior to the actual conversion in April 1998, of the 6 1/2% redeemable preferred partnership interests into 2.1 million ordinary partnership interests for the nine months ended September 30, 1998, respectively, as their effect would have been anti-dilutive. Accordingly, basic and diluted net loss per ordinary partnership interest are based on the net loss applicable to ordinary partnership interests and the weighted average ordinary partnership interests outstanding for the three and nine months ended September 30, 1999 and 1998.

  Reclassifications

     Certain reclassifications have been made to conform prior period amounts to the current period presentation.

4. GLOBALSTAR SYSTEM UNDER CONSTRUCTION

     During 1999, Globalstar incurred $509 million for the design, construction and deployment of the space and ground segments ("System Cost"), $153 million for capitalized interest (including $26 million of non-cash interest), and $139 million of pre-operating losses. Through September 30, 1999, Globalstar incurred costs of $2.59 billion for the System Cost, $438 million for capitalized interest (including $82 million of non-cash interest) and $546 million of pre-operating losses. Globalstar's estimated costs through December 31, 1999, are $2.66 billion for the System Cost, $490 million for capitalized interest (including $100 million of non-cash interest) and $677 million of pre-operating losses. In addition, further expenditures on system software for the improvement of system functionality beyond those planned for the start of service, for an additional eight spare satellites (for which the cost and payment terms have not been finalized with Space Systems/Loral, Inc., a subsidiary of Loral) and financing that Globalstar is providing to the service providers for the purchase of gateways, fixed access terminals and handsets, are estimated to be $493 million, of which $149 million has been incurred as of September 30, 1999 and $220 million is expected to be incurred as of December 31, 1999. However, Globalstar expects to receive $231 million from the service providers, as repayment of financing provided to them for the purchase of gateways, fixed access terminals and handsets. Net funds raised or committed through September 30, 1999 total $4.2 billion, including $500 million of vendor financing from Qualcomm (of which the last $100 million will be drawn during 2000), for which the terms of $400 million are still being finalized. In consideration for the additional vendor financing, Qualcomm is expected to receive warrants to purchase Globalstar partnership interests similar to that received by Loral (see
Note 8). Of the total net funds raised or committed through September 30, 1999, $250 million must be repaid as early as June 30, 2000, unless it is extended or refinanced. Additional financing will be required if service revenues are insufficient to cover cash interest and operating costs estimated to be approximately $125 million per quarter. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. PAYABLES TO AFFILIATES

     Payables to affiliates is comprised of the following (in thousands):

                                             SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                             ------------------    -----------------
Qualcomm...................................       $301,275             $120,606
SS/L.......................................         96,292               92,242
Other affiliates...........................          7,944                3,694
                                                  --------             --------
                                                  $405,511             $216,542
                                                  ========             ========

6. VENDOR FINANCING LIABILITY

     At September 30, 1999, the long term portion of vendor financing liability includes $90 million of interest bearing deferred billings due to SS/L which were scheduled for repayment in 20 quarterly installments beginning on March 31, 1999. Globalstar is in negotiations with SS/L to continue to defer commencement of repayment of the $90 million (see Note 4).

7. ORDINARY PARTNERS' CAPITAL

  8% Redeemable Preferred Partnership Interests

     On January 21, 1999, Globalstar sold to GTL seven million units (face amount of $50 per unit) of 8% RPPIs in Globalstar, in connection with GTL's offering of 7 million shares (face amount of $50 per share) of 8% Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"). Dividends on the 8% RPPIs and the Preferred Stock accrue at 8% per annum and are payable quarterly. Globalstar is using the funds for the construction and deployment of the Globalstar System.

     The Preferred Stock is convertible into shares of GTL common stock at a conversion price of $23.2563 per share, subject to adjustment for certain antidilution events. As of September 30, 1999, the Preferred Stock was convertible into 15,049,470 shares of GTL common stock. Loral purchased 3 million shares ($150 million face amount) of the Preferred Stock issued, in order to maintain its prior percentage ownership interest in Globalstar.

     The Preferred Stock has limited voting rights. With respect to dividend rights and rights upon liquidation, winding up and dissolution, the Preferred Stock ranks senior to common stock and to all other future series of preferred stock or other class of capital stock of GTL, the terms of which do not expressly provide that such series or class ranks senior to or on parity with the Preferred Stock. Prior to its mandatory redemption date, the Preferred Stock is redeemable (at a premium which declines over time) by GTL beginning in February 2002 (or beginning in February 2000 if GTL's stock price exceeds certain defined price ranges). Payments due on the Preferred Stock may be made in cash, GTL common stock or a combination of both at the option of GTL. In the event accrued and unpaid dividends accumulate to an amount equal to six quarterly dividends, holders of the majority of the outstanding shares of Preferred Stock will be entitled to elect additional members to GTL's Board of Directors.

     The 8% RPPIs rank senior to ordinary partnership interests and have terms substantially similar to the Preferred Stock. However, they are subordinate to all existing and future liabilities of Globalstar, and cash distributions thereon are limited to the amount of the partnership capital accounts that are maintained for such interests. The 8% RPPIs will convert to ordinary partnership interests upon any conversion of the Preferred Stock into GTL common stock. Payments due on the 8% RPPIs may be made in cash, Globalstar ordinary partnership interests or a combination of both at the option of Globalstar.

                                GLOBALSTAR, L.P.
                   (A DEVELOPMENT STAGE LIMITED PARTNERSHIP)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     GTL's equity securities and convertible securities are represented by equivalent Globalstar partnership interests on an approximate four-for-one basis.

8. CREDIT FACILITY

     On August 5, 1999, Globalstar entered into a $500 million credit agreement with a group of banks for the build-out of the Globalstar System. The credit agreement provides for a $100 million three-year revolving credit facility ("Revolver"), a $100 million three-year term loan ("Term Loan A") and a $300 million four-year term loan ("Term Loan B"). The Term Loan facilities are subject to an amortization payment schedule as follows: the Term Loan A facility requires payments of 10% of the principal amount on each of January 15, 2001, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, 15% of
the principal amount on each of March 31, 2002 and June 30, 2002 and a final payment of 20% of the principal amount on August 15, 2002; the Term Loan B facility requires payments of 1% of the principal amount on each of January 15, 2001 and June 30, 2001, a payment of 15% of the principal amount on June 30, 2002, a payment of 25% of the principal amount on March 31, 2003 and a final payment of 58% of the principal amount on August 15, 2003. All amounts outstanding under the Revolver are due and payable on August 15, 2002. Borrowings under the facilities bear interest, at Globalstar's option, at various rates based on margins over the lead bank's base rate or the London Interbank Offer Rate ("LIBOR") for periods of one to six months. Globalstar pays a commitment fee on the unused portion of the facilities. The credit agreement contains customary financial covenants that commence March 31, 2001, including, minimum revenue thresholds, maintenance of consolidated net worth, interest coverage ratios and maximum leverage ratios. In addition, the credit agreement contains customary limitations on indebtedness, liens, contingent obligations, fundamental changes, asset sales, dividends, investments, optional payments and modification of subordinated and other debt instruments and transactions with affiliates. As of September 30, 1999, Globalstar had drawn down the $300 million Term Loan B. On November 12, 1999, Globalstar drew down the $100 million Term Loan A.

     The credit facility is guaranteed by Loral SatCom Ltd. and Loral Satellite, Inc., wholly owned subsidiaries of Loral. The guarantee is secured by the pledge of certain assets of Loral and its subsidiaries, including the stock of the guarantors and the Telstar 6 and Telstar 7 satellites. In consideration for the guarantee, Loral and certain Loral subsidiaries received warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13.8 million shares of common stock of GTL) at an exercise price of $91.00 per partnership interest (equivalent to $22.75 per share of GTL common stock, the average of the high and low trading prices of GTL common stock on August 5, 1999, the closing date of the credit facility). The warrants vest in stages (provided that the guarantee is then in effect): 50% on February 5, 2000, 25% on August 5, 2000 and the remaining 25% on August 5, 2001. The warrants are immediately exercisable after vesting and have a seven-year term. Globalstar may call the warrants after August 5, 2001 if the market price of GTL common stock exceeds $45.50 for a certain period. After giving effect to the issuance of the warrants, Loral's interest in Globalstar on a fully-diluted basis increased from 42% to 45%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the matters discussed in the following Management's Discussion and Analysis of Results of Operations and Financial Condition of the Company are not historical facts, but are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally or in writing, in other contexts, such as in reports filed with the SEC, press releases or statements made with the approval of an authorized executive officer of the Company. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend," or "outlook" or the negative of these words or other variations of these words or other comparable words, or by discussion of strategy that involve risks and uncertainties. These forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond Globalstar's and/or GTL's control. Some of these factors and conditions include:
(i) the harshness of the space environment in which Globalstar's satellites operate; (ii) governmental or regulatory changes; (iii) access to scarce launch vehicle resources and risk of launch failures; (iv) as a development-stage company Globalstar may continue to lose money, have negative cash flow, require additional money and suffer delays in meeting its targets; (v) severe competition in our industry; and (vi) Globalstar owes significant amounts of money. For a detailed discussion of these factors and conditions, please refer to the periodic reports that Globalstar and GTL file with the SEC. In addition, Globalstar and GTL operate in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Globalstar's and/or GTL's control.

     GTL is a general partner of Globalstar and has no other business. GTL's sole asset is its investment in Globalstar and GTL's results of operations reflect its share of the results of operations of Globalstar on an equity accounting basis. Therefore, matters discussed in this section address the financial condition and results of operations of Globalstar.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents increased from $56.7 million at December 31, 1998 to $171.3 million at September 30, 1999. The net increase is primarily the result of the net proceeds from the sale of Globalstar's 8% redeemable preferred partnership interests ("8% RPPIs") totaling $339.8 million, the proceeds from the August 5, 1999 credit agreement in the amount of $300.0 million, and proceeds from the sale of production gateways and user terminals of $18.8 million mostly offset by the net expenditures for the Globalstar System of $446.8 million, net cash used in operating activities of $65.5 million, distributions on redeemable preferred partnership interests of $18.0 million and payment of debt offering costs of $13.6 million.

     Current liabilities increased from $401.2 million at December 31, 1998 to $647.4 million at September 30, 1999, primarily as a result of the reclassification of a portion of vendor financing due within one year and the timing of payments to Globalstar affiliates.

     On October 11, 1999, the Company announced a phased roll-out of service in regions of the world covered by its first nine gateways. By the end of 1999, Globalstar expects to have a total of nine gateways in operation. All of the 38 gateways on order have been manufactured and are ready for installation.

     From January 1, to October 31, 1999, Globalstar had nine successful launches, of four satellites each, aboard a combination of Soyuz and Delta launch vehicles, bringing the total number of satellites in orbit to 44. Globalstar had previously launched its first two groups of four satellites each in 1998. The first 40 Globalstar satellites have reached their final orbital positions and are currently being used to test system functionality and to support Service Provider friendly user trials in preparation for the start of service. Four of the launched satellites are expected to reach their final orbital positions in December of 1999. As of October 31, 1999, in addition to the 44 satellites already in orbit, Globalstar had four completed satellites on hand and four more in final integration and test. Globalstar's current launch plan includes two launches of four satellites each, using a

Soyuz and a Delta rocket. According to the plan, Globalstar will launch a total of 52 satellites (including four in-orbit spares) by January 2000.

     During 1999, Globalstar incurred $509 million for the design, construction and deployment of the space and ground segments ("System Cost"), $153 million for capitalized interest (including $26 million of non-cash interest), and $139 million of pre-operating losses. Through September 30, 1999, Globalstar incurred costs of $2.59 billion for the System Cost, $438 million for capitalized interest (including $82 million of non-cash interest) and $546 million of pre-operating losses. Globalstar's estimated costs through December 31, 1999, are $2.66 billion for the System Cost, $490 million for capitalized interest (including $100 million of non-cash interest) and $677 million of pre-operating losses. In addition, further expenditures on system software for the improvement of system functionality beyond those planned for the start of service, for an additional eight spare satellites (for which the cost and payment terms have not been finalized with Space Systems/Loral, Inc., a subsidiary of Loral) and financing that Globalstar is providing to the service providers for the purchase of gateways, fixed access terminals and handsets, are estimated to be $493 million, of which $149 million has been incurred as of September 30, 1999 and $220 million is expected to be incurred as of December 31, 1999. However, Globalstar expects to receive $231 million from the service providers, as repayment of financing provided to them for the purchase of gateways, fixed access terminals and handsets. Net funds raised or committed through September 30, 1999 total $4.2 billion, including $500 million of vendor financing from Qualcomm (of which the last $100 million will be drawn during 2000), for which the terms of $400 million are still being finalized. In consideration for the additional vendor financing, Qualcomm is expected to receive warrants to purchase Globalstar partnership interests similar to that received by Loral (see below). Of the total net funds raised or committed through September 30, 1999, $250 million must be repaid as early as June 30, 2000, unless it is extended or refinanced. Additional financing will be required if service revenues are insufficient to cover cash interest and operating costs estimated to be approximately $125 million per quarter. Although Globalstar believes it will be able to obtain these additional funds, there can be no assurance that such funds will be available on favorable terms or on a timely basis, if at all.

     On January 21, 1999, Globalstar sold to GTL seven million units (face amount of $50 per unit) of 8% RPPIs, in connection with GTL's offering of 7 million shares (face amount of $50 per share) of 8% Convertible Redeemable Preferred Stock due 2011 (the "Preferred Stock"). The Preferred Stock is convertible into shares of GTL common stock at a conversion price of $23.2563 per share. Loral Space & Communication Ltd. ("Loral") purchased 3 million shares or $150 million face amount of the $350 million of the Preferred Stock offered, to maintain its ownership percentage. Dividends on the 8% RPPIs and the Preferred Stock accrue at 8% per annum and are payable quarterly. Globalstar is using the funds for the development, construction and deployment of the Globalstar System.

     In July 1999, Globalstar and GTL filed a shelf registration statement with the SEC covering up to $500 million of securities. Under the registration statement, Globalstar may, from time to time, offer debt securities, which may be either senior or subordinated or secured or unsecured and GTL may, from time to time, offer shares of common stock, preferred stock or warrants, all at prices and on terms to be determined at the time of the offering. Proceeds from any offering would be used for general corporate purposes, which may include refinancing of outstanding indebtedness.

     On August 5, 1999, Globalstar entered into a $500 million credit agreement with a group of banks for the build-out of the Globalstar System. The credit agreement provides for a $100 million three-year revolving credit facility ("Revolver"), a $100 million three-year term loan ("Term Loan A") and a $300 million four-year term loan ("Term Loan B"). The Term Loan facilities are subject to an amortization payment schedule as follows: the Term Loan A facility requires payments of 10% of the principal amount on each of January 15, 2001, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, 15% of
the principal amount on each of March 31, 2002 and June 30, 2002 and a final payment of 20% of the principal amount on August 15, 2002; the Term Loan B facility requires payments of 1% of the principal amount on each of January 15, 2001 and June 30, 2001, a payment of 15% of the principal amount on June 30, 2002, a payment of 25% of the principal amount on March 31, 2003 and a final payment of 58% of the principal amount on August 15, 2003. All amounts outstanding under the Revolver are due and payable on August 15, 2002.

Borrowings under the facilities bear interest, at Globalstar's option, at various rates based on margins over the lead bank's base rate or the London Interbank Offer Rate ("LIBOR") for periods of one to six months. Globalstar pays a commitment fee on the unused portion of the facilities. The credit agreement contains customary financial covenants that commence March 31, 2001, including, minimum revenue thresholds, maintenance of consolidated net worth, interest coverage ratios and maximum leverage ratios. In addition, the credit agreement contains customary limitations on indebtedness, liens, contingent obligations, fundamental changes, asset sales, dividends, investments, optional payments and modification of subordinated and other debt instruments and transactions with affiliates. As of September 30, 1999, Globalstar had drawn down the $300 million Term Loan B. On November 12, 1999, Globalstar drew down the $100 million Term Loan A.

     The credit facility is guaranteed by Loral SatCom Ltd. and Loral Satellite, Inc., wholly owned subsidiaries of Loral. The guarantee is secured by the pledge of certain assets of Loral and its subsidiaries, including the stock of the guarantors and the Telstar 6 and Telstar 7 satellites. In consideration for the guarantee, Loral and certain Loral subsidiaries received warrants to purchase an aggregate of 3,450,000 Globalstar partnership interests (equivalent to approximately 13,800,000 shares of common stock of GTL) at an exercise price of $91.00 per partnership interest (equivalent to $22.75 per share of GTL common stock, the average of the high and low trading prices of GTL common stock on August 5, 1999, the closing date of the credit facility). The warrants vest in stages (provided that the guarantee is then in effect): 50% on February 5, 2000, 25% on August 5, 2000 and the remaining 25% on August 5, 2001. The warrants are immediately exercisable after vesting and have a seven-year term. Globalstar may call the warrants after August 5, 2001 if the market price of GTL common stock exceeds $45.50 for a certain period. After giving effect to the issuance of the warrants, Loral's interest in Globalstar on a fully-diluted basis increased from 42% to 45%.

RESULTS OF OPERATIONS

     Globalstar is a development stage partnership and has not commenced commercial operations. For the period March 23, 1994 (commencement of operations) to September 30, 1999, Globalstar has recorded cumulative net losses applicable to ordinary partnership interests of $545.6 million. The net loss applicable to ordinary partnership interests for the nine months ended September 30, 1999 increased to $138.6 million from $107.4 million for the nine months ended September 30, 1998. The net loss applicable to ordinary partnership interests for the three months ended September 30, 1999 increased to $48.2 million from $42.0 million for the three months ended September 30, 1998. The net loss for both periods increased primarily as a result of increased activity in the development of Globalstar user terminals, increased in-house engineering and an increase in marketing, general and administrative costs. The increases for the three and nine months in 1999 would have been higher, if not for the loss on launch failure of $17.3 million in 1998. Globalstar is expending significant funds for the development, construction, launch, testing and deployment of the Globalstar System and expects such losses to continue through the start of service.

     Globalstar has earned interest income of $62.7 million on cash balances and short-term investments since commencement of operations. Interest income was $4.9 million and $14.3 million for the nine months ended September 30, 1999 and 1998, respectively and $0.8 million and $4.5 million for the three months ended September 30, 1999 and 1998, respectively. The decrease in interest income during both periods was a result of lower average cash balances available for investment during 1999.

     Operating Expenses. Development costs for the nine months ended September 30, 1999 were $78.9 million as compared to $51.9 million for the nine months ended September 30, 1998. Development costs for the three months ended September 30, 1999 were $21.8 million as compared to $18.3 million for the three months ended September 30, 1998. Development costs increased as a result of increased activity in the development of Globalstar user terminals and in-house engineering.

     Marketing, general and administrative expenses increased to $42.9 million from $30.2 million for the nine months ended September 30, 1999 and 1998, respectively and to $20.1 from $10.8 million for the three months ended September 30, 1999 and 1998, respectively. Marketing, general and administrative expenses increased primarily as a result of increased marketing costs in anticipation of the start of service.

     Depreciation. Globalstar capitalizes all costs, including interest as applicable, associated with the design, construction and deployment of the Globalstar System, except costs associated with the development of the Globalstar user terminals and certain technologies under a cost sharing arrangement with Qualcomm. Globalstar will not record depreciation expense on the Globalstar System under construction until the commencement of commercial operations, as assets are placed into service.

     Income Taxes. Globalstar is organized as a limited partnership. As such, no income tax provision or benefit is included in the accompanying financial statements since U.S. income taxes are the responsibility of its partners. Generally, taxable income or loss, deductions and credits of Globalstar will be passed through to its partners.

TAXATION

     GTL will be subject to US federal, state and local corporate income tax on its share of Globalstar's income that is effectively connected with the conduct of a trade or business in the United States ("US income") and will be required to file federal, state and local income tax returns with respect to such US income. In addition, any portion of GTL's income from sources outside the US, realized through Globalstar or otherwise, may be subject to taxation by certain foreign countries. However, the extent to which these countries may require GTL or Globalstar to pay tax or to make payments in lieu of tax cannot be determined in advance.

YEAR 2000

     The Year 2000 Issue is the result of computer programs which were written using two digits rather than four to signify a year (i.e., the year 1999 is denoted as "99" and not "1999"). Computer programs written using only two digits may recognize the year 2000 as the year 1900. This could result in a system failure or miscalculations causing disruption of operations.

     Globalstar has implemented a Year 2000 program (the "Year 2000 Program") for its internal products, system and equipment, as well as for key vendor supplied products, systems and equipment. As part of the Year 2000 Program, Globalstar is assessing the Year 2000 capabilities of, among other things, its satellites, ground equipment, research and development activities, and facility management systems. The Year 2000 Program consists of the following phases:
Inventory of Year 2000 items, Assessment (including prioritization), Remediation (including modification, upgrading and replacement), Testing and Auditing. This five-step program is divided into five major sections covering both information and non-information technology systems: 1) business systems, 2) technical systems, 3) imbedded hardware/firmware, 4) products and services, and 5) vendor-supplied services. As of September 30, 1999, Globalstar has completed 99% of the Inventory Phase and 96% of the Assessment Phase. Globalstar expects to complete all phases of its Year 2000 Program during the fourth quarter of 1999, prior to the anticipated in-service date of Globalstar.

     Both internal and external resources are being utilized to execute Globalstar's plan. The program to address Year 2000 has been underway since July 1997. The incremental costs incurred by Globalstar through September 30, 1999 for this effort were approximately $1.2 million. Based on its efforts to date, Globalstar anticipates additional incremental expenses of approximately $140,000 will be incurred to substantially complete the effort.

     As an added safeguard against the possibility that a Year 2000 related issue will adversely affect the Company's ability to continue operations, contingency plans are being developed under the assumption that worst case scenarios are encountered in critical areas. Emphasis is being placed upon the action to be taken if there is discontinuance of services and/or lack of delivery of compliant products from third party suppliers, including utilities which provide power, water, fuel and telecommunications. Baseline contingency plans are expected to be completed during the fourth quarter of 1999. The Company believes that adequate time will be available to ensure that its contingency plans are developed, assessed and implemented prior to a Year 2000 issue having a material negative impact on the operations of the Company. However, there can be no assurances that such plans will be completed on a timely basis.

     The cost of the program and the dates on which Globalstar believes it will substantially complete Year 2000 modifications are based on management's best estimates. Such estimates were derived using software surveys and programs to evaluate calendar date exposures and numerous assumptions of future events, including the continued availability of certain resources, third-party Year 2000 readiness and other factors. Because none of these estimates can be guaranteed, actual results could differ materially and adversely from those anticipated. Specific factors that might cause an adjustment of costs are: number of personnel trained in this area, the ability to locate and correct all relevant computer codes, the ability to validate supplier certification, the ability of vendors to meet specific commitments and similar uncertainties.

     Globalstar's failure to remediate a material Year 2000 problem could result in an interruption or failure of certain basic business operations. These failures could materially and adversely effect Globalstar's results of operations, liquidity and financial condition. Ongoing assessments are made by Globalstar regarding the Year 2000 readiness of its key third-party suppliers. Information requests are distributed to such suppliers and replies are evaluated. When the risk is deemed material, on-site visits to suppliers are conducted to verify the adequacy of the information received. In addition, Globalstar has commenced discussions with its service providers to determine the status of their Year 2000 capabilities. However, due to the general uncertainty of the Year 2000 problem, including uncertainty with regard to third-party suppliers and service providers, especially those in developing countries, Globalstar is unable to determine at this time whether the consequences of Year 2000 failures will have an adverse material impact on Globalstar's results of operations, liquidity or financial condition. There can be no assurance that the Company's Year 2000 Program will be successful in avoiding any interruption or failure of certain basic business operations, which may have a material adverse effect on the Company's results of operations or financial position.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Globalstar has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or financial position. Globalstar is required to adopt SFAS 133 on January 1, 2001.

ITEM 5.  OTHER EVENTS

     On October 28, 1999, the Company announced that Dr. Gregory J. Clark would leave his position as Vice Chairman effective December 1, 1999.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     The following exhibits are filed as part of this report:

        Exhibit 12  -- Statement Regarding Computation of Ratios

        Exhibit 27  -- Financial Data Schedules

        Exhibit 99.1 -- Financial Statements for Loral Qualcomm Satellite Services, L.P.

        Exhibit 99.2 -- Financial Statements for Globalstar Capital Corporation

     (b) Reports on Form 8-K

        DATE OF REPORT                              DESCRIPTION
        --------------                              -----------
        August 5, 1999 Item 5 -- Other Events       Globalstar Credit Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                          GLOBALSTAR TELECOMMUNICATIONS
                                            LIMITED
                                          Registrant

                                          /s/ RICHARD J. TOWNSEND
                                          --------------------------------------
                                          Richard J. Townsend
                                          Vice President and Chief Financial
                                          Officer
                                          (Principal Financial Officer)
                                          and Registrant's Authorized Officer

                                          GLOBALSTAR, L.P.

                                          /s/ STEPHEN WRIGHT
                                          --------------------------------------
                                          Stephen Wright
                                          Vice President and Chief Financial
                                          Officer
                                          (Principal Financial Officer)
                                          and Registrant's Authorized Officer

Date: November 12, 1999

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                       ----------------------------------
                               TABLE OF CONTENTS
                       ----------------------------------

                                      PAGE
                                      ----
Prospectus Supplement Summary.......   S-1
Risk Factors........................   S-4
Forward-Looking Statements..........  S-11
Use of Proceeds.....................  S-12
Price Range of Common Stock.........  S-13
Capitalization......................  S-14
Selected Financial Data.............  S-16
Business............................  S-18
Taxation............................  S-23
Underwriting........................  S-27
Legal Matters.......................  S-29
Incorporation of Certain Documents
  by Reference......................  S-29
Where you can find more
  information.......................  S-30
Base Prospectus
Quarterly Report on Form 10-Q for
  the Quarter Ended September 30,
  1999

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                                7,000,000 SHARES

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                         GLOBALSTAR TELECOMMUNICATIONS
                                    LIMITED

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------
                            BEAR, STEARNS & CO. INC.
                         BANC OF AMERICA SECURITIES LLC
                                LEHMAN BROTHERS
                             C.E. UNTERBERG, TOWBIN
                                  ING BARINGS
                           CREDIT LYONNAIS SECURITIES
                                   (USA) INC.
                                JANUARY 26, 2000
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